Exhibit 2.5

EXECUTION VERSION

Dated March 20, 2013

21VIANET GROUP, INC.

as Issuer

and

CITICORP INTERNATIONAL LIMITED

as Fiscal Agent, Transfer Agent, CMU Lodging and Paying Agent and Registrar

FISCAL AGENCY AGREEMENT

relating to

CNY1,000,000,000 7.875% Bonds due 2016

Linklaters

10th Floor, Alexandra House

Chater Road

Hong Kong

Telephone (+852) 2842 4888

Facsimile (+852) 2810 8133/2810 1695

Ref L-212071

Table of Contents

Contents		Page

1	Interpretation

2	Appointment

3	Issue of Bonds

4	Payment

5	Repayment

6	Early Redemption and Exercise of Options

7	Cancellation, Destruction, Records and Reporting Requirements

8	Replacement Certificates

9	Additional Duties of the Fiscal Agent

10	Additional Duties of the Transfer Agents

11	Additional Duties of the Registrar

12	Regulations Concerning the Bonds

13	Documents and Forms

14	CMU

15	Fees and Expenses

16	General

17	Changes in Agents

18	Communications

19	Publication of Notices

20	Governing Law and Jurisdiction

Schedule 1

Part A Form of Global Certificate

Part B Form of Certificate

Schedule 2 Terms and Conditions of the Bonds

Schedule 3 Provisions for Meetings of Bondholders

Schedule 4 Form of Purchase Notice

Schedule 5 Regulations Concerning the Transfer and Registration of Bonds

Schedule 6 Form of CMU Lodging Authority from the Issuer

Schedule 7 Form of Notice for Currency Fallback Option

This Fiscal Agency Agreement is made on March 20, 2013 between:

(1)	21VIANET GROUP, INC. (the “Issuer”); and

(2)	CITICORP INTERNATIONAL LIMITED as Fiscal Agent, Transfer Agent, CMU Lodging and Paying Agent and Registrar;

The Issuer proposes to issue CNY1,000,000,000 principal amount of Bonds to be known as its 7.875% Bonds due 2016.

It is agreed as follows:

1	Interpretation

1.1	Definitions

Terms defined in the Conditions (as defined below) have the same meaning in this Agreement (except where otherwise defined in this Agreement) and except where the context requires otherwise:

“Agents” means the Fiscal Agent, the Registrar, the CMU Lodging and Paying Agent and the Transfer Agents or any of them and shall include such other Agent or Agents as may be appointed from time to time hereunder and, except in Clause 17 references to Agents are to them acting solely through their specified offices;

“Bonds” means the CNY1,000,000,000 7.875% Bonds due 2016 of the Issuer, which expression shall, if the context so admits, include the Global Certificates representing the Bonds;

“Business Day” means (i) if the Bonds are lodged with the CMU, a day (other than Saturdays and Sundays) on which the CMU Service is operating; and (ii) on which commercial banks in Hong Kong are open for business and settle Renminbi payments;

“Certificate” means a certificate representing one or more Bonds and, save as provided in the Conditions, comprising the entire holding by a Bondholder of his Bonds and, save in the case of Global Certificates, being substantially in the form set out in Part B of Schedule 1;

“CMU Instrument Position Report” shall have the meaning specified in the CMU Rules;

“CMU Manual” means the reference manual relating to the operation of the CMU Service issued by the HKMA to CMU Members, as amended from time to time;

“CMU Member” means any member of the CMU Service;

“CMU Rules” means all requirements of the CMU Service for the time being applicable to a CMU Member and includes (a) all the obligations for the time being applicable to a CMU Member under or by virtue of its membership agreement with the CMU Service and the CMU Manual; (b) all the operating procedures as set out in the CMU Manual for the time being in force in so far as such procedures are applicable to a CMU Member; and (c) any directions for the time being in force and applicable to a CMU Member given by the HKMA through any operational circulars or pursuant to any provision of its membership agreement with the HKMA or the CMU Manual;

“CMU” or “CMU Service” means the Central Moneymarkets Unit Service operated by the HKMA;

“Conditions” means the terms and conditions applicable thereto which shall be substantially in the form set out in Schedule 2 as modified, with respect to any Bonds represented by a Global Certificate, by the provisions of such Global Certificate and shall be endorsed on the relevant Certificate and any reference to a particularly numbered Condition shall be construed accordingly;

“Extraordinary Resolution” has the meaning set out in Schedule 3;

“Fiscal Agent” means the fiscal agent and principal paying agent for the time being in respect of the Bonds appointed from time to time under this Agreement or an agreement supplemental to it, in its capacity as fiscal agent;

“Global Certificate” means a Certificate substantially in the form set out in Part A of Schedule 1 representing Bonds that are registered in the name of HKMA in its capacity as operator of the CMU;

“HKMA” means the Hong Kong Monetary Authority;

“Issue Date” means the date on which the Bonds have been issued;

“outstanding” means all the Bonds issued other than (a) those that have been redeemed in accordance with the Conditions, (b) those in respect of which the date for redemption has occurred and the redemption moneys (including all interest accrued on such Bonds to the date for such redemption and any interest payable after such date) have been duly paid to the Fiscal Agent as provided in this Agreement and remain available for payment against surrender of Certificates representing such Bonds, (c) those which have become void or in respect of which claims have become prescribed, (d) those which have been purchased and cancelled as provided in the Conditions provided that for the purposes of (1) ascertaining the right to attend and vote at any meeting of the Bondholders and (2) the determination of how many Bonds are outstanding for the purposes of Schedule 3 those Bonds which are beneficially held by, or are held on behalf of, the Issuer or any of its Subsidiaries and not cancelled shall (unless and until ceasing to be so held) be deemed not to remain outstanding;

“PRC” means the People’s Republic of China excluding Hong Kong, Macau and Taiwan;

“Purchase Notice” means a notice substantially in the form set out in Schedule 4;

“Register” means the register referred to in Clause 11;

“Registrar” means Citicorp International Limited as Registrar hereunder (or such other Registrar as may be appointed from time to time hereunder);

“Regulations” means the regulations referred to in Clause 12;

“RTGS” means the Hong Kong Real Time Gross Settlement system;

“Settlement Manager” means Barclays Bank PLC;

“specified office” means each of the offices of the Agents specified in Clause 18 herein and shall include such other office or offices as may be specified from time to time hereunder;

“Subsidiary” means any entity whose financial statements at any time are required by US GAAP to be fully consolidated with those of the Issuer;

“Transfer Agents” means the Transfer Agents referred to above and such further or other Transfer Agent or Agents as may be appointed from time to time hereunder;

“US GAAP” means the Generally Accepted Accounting Principles in the United States, as in effect from time to time.

1.2	Construction of Certain References

References to:

1.2.1	“CNY” and “Renminbi” are to the lawful currency for the time being of the PRC;

1.2.2	“US dollars” and “U.S.$” are to the lawful currency for the time being of the United States of America;

1.2.3	other capitalized terms not defined in this Agreement are to those terms as defined in the Conditions (except where the context requires otherwise);

1.2.4	principal and interest includes any Additional Tax Amounts payable in relation thereto under Condition 8;

1.2.5	the records of CMU and/or the Alternative Clearing System (as defined below) shall be for the records of CMU and its participants and the Alternative Clearing System (as defined below), as the case may be, holds for its customers which reflects the amount of such customers’ interest in the Bonds.

1.3	Headings

Headings shall be ignored in construing this Agreement.

1.4	Contracts

References in this Agreement to this Agreement or any other document are to this Agreement or those documents as amended, supplemented or replaced from time to time and include any document which amends, supplements or replaces them.

1.5	Schedules

The Schedules are part of this Agreement and have effect accordingly.

1.6	Alternative Clearing System

References in this Agreement to the CMU shall, wherever the context so permits, be deemed to include reference to any additional or alternative clearing system approved by the Issuer, the Fiscal Agent and, as applicable, the Registrar (the “Alternative Clearing System”).

2	Appointment

2.1	The Issuer appoints the Agents as its agents in respect of the Bonds in accordance with the Conditions at their respective specified offices as listed in Clause 18 herein referred to in the Bonds and the Agents accept such appointments and each Agent agrees to perform the duties required of it under the Conditions and this Agreement. Except in Clause 17, references to the Agents are to them acting solely through such specified offices. Each Agent shall perform the duties required of it by the Conditions. The obligations of the Agents are several and not joint.

3	Issue of Bonds

3.1	Form of the Bonds

The Bonds will initially be represented by a Global Certificate in the principal amount of CNY1,000,000,000, issued in accordance with the following provisions.

3.2	Issue and Delivery of Global Certificate

3.2.1	The Issuer shall, on or before 12.00 noon (Hong Kong time) two Business Days prior to the Issue Date, procure the delivery to the CMU Lodging and Paying Agent (in its capacity as agent of the Registrar) of:

(i)	the Global Certificate representing the Bonds, duly executed on behalf of the Issuer; and

(ii)	an instruction to authenticate the Global Certificate.

3.2.2	The Issuer shall also, on or before 12.00 noon (Hong Kong time) two Business Days prior to the Issue Date, procure the delivery to the CMU Lodging and Paying Agent, of an authorization to lodge the Global Certificate with a sub-custodian of the CMU on its behalf.

3.2.3	The CMU Lodging and Paying Agent shall, on or before 3.00 p.m. (Hong Kong time) one Business Day preceding the Issue Date:

(i)	deliver to the HKMA a lodging agent’s undertaking in substantially the form set out in Appendix F.2 to the CMU Manual, which delivery the Issuer shall specifically authorize, and in connection with which the Issuer shall specifically grant to the CMU Lodging and Paying Agent the acknowledgments and authorities referred to in Schedule 6 hereto; and

(ii)	deliver to the HKMA, a lodgement slip in substantially the relevant form set out in Appendix F.1 to the CMU Manual requiring the credit on the Issue Date of the Bonds to the CMU Main Account(s) (as defined in the CMU Rules) notified to the CMU Lodging and Paying Agent by the Settlement Manager

The CMU Lodging and Paying Agent shall immediately notify the Registrar if for any reason a Certificate is not delivered in accordance with the Issuer’s instructions. Failing any such notification, the Registrar shall cause an appropriate entry to be made in the Register to reflect the issue of the Bonds to the person(s) whose name and address appears on each such Certificate on the Issue Date (if any).

3.3	Settlement

Settlement in respect of Bonds intended to be cleared through the CMU shall take effect in the following manner:

3.3.1	the CMU Lodging and Paying Agent (unless the Fiscal Agent is to do so in its capacity as, or as agent for, the Registrar) shall, by 10:00 a.m. (Hong Kong time) one Business Day prior to the Issue Date, authenticate the duly executed Global Certificate;

3.3.2	the CMU Lodging and Paying Agent shall not later than 3:00 p.m. (Hong Kong time) one Business Day prior to the Issue Date, lodge the Global Certificate with the sub-custodian of the CMU appointed for the purpose by the HKMA, for the credit of the purchasers’ accounts with the CMU upon receipt of the subscription moneys and the Registrar shall, not later than 11:30 a.m. (Hong Kong time) on the Issue Date, record the details of HKMA, in its capacity as operator of the CMU, as the registered holder of the Global Certificate;

3.3.3

at or around 11:30 a.m. on the Issue Date, through the RTGS system and the “delivery versus payment” facility of the CMU, the CMU will debit the settlement account of the Settlement Manager’s settlement bank for the amount of the issue proceeds and credit the settlement account of the CMU Lodging and Paying Agent’s settlement bank. The CMU will effect the allotments to the Settlement Manager or persons nominated by the Settlement Manager pursuant to the instruction on the lodgement slip. The CMU Lodging and Paying Agent shall transfer the aggregate amount of the issue proceeds it receives to or to the order of the Issuer for deposit by 2:00 p.m. (Hong Kong time) on the Issue Date into the Renminbi accounts to be notified by the Issuer to the CMU Lodging and Paying Agent at least two Business Days before the Issue Date (provided that the Issuer’s Renminbi account shall be maintained with a local bank in Hong Kong); and

3.3.4	the CMU Lodging and Paying Agent shall notify the Issuer, the CMU and the Fiscal Agent forthwith if the Settlement Manager does not pay the subscription monies in respect of the Bonds.

3.4	Exchange of Interests in Global Certificate for individual Definitive Certificates:

3.4.1	In the event that the Global Certificate of the Bonds becomes exchangeable for Definitive Certificates in accordance with its terms, the Issuer will cause individual Certificates evidencing Definitive Certificates to be executed and delivered to the Registrar in sufficient quantities and authenticated by the Registrar for dispatch to the relevant Bondholders in accordance with the Conditions, Clause 3.4.3 and Schedule 5 hereto.

3.4.2	A person having an interest in the Global Certificate will provide the Registrar with a written order containing instructions and such other information as the Issuer and the Registrar may require to complete, execute and deliver such individual Certificates evidencing Definitive Certificates; and

3.4.3	Within three days of receipt of the documents referred to in Clause 3.4.1 and, if required, Clause 3.4.2, the Registrar shall arrange for the execution and delivery to, or upon the order of, the person or persons named in such order of an individual Definitive Certificate registered in the name or names requested by such person or persons, and shall alter the entries in the Register in respect of the Global Certificate accordingly and, upon the exchange in full of the Global Certificate, shall cancel and destroy the Global Certificate.

3.5	Signing of Certificates

The Certificates shall be signed manually or in facsimile on behalf of the Issuer by a duly authorized signatory of the Issuer. The Issuer may however adopt and use the signature of any person who at the date of signing a Certificate is a duly authorized signatory of the Issuer even if, before the Certificate is issued, he ceases for whatever reason to hold such office and the Certificates issued in such circumstances shall nevertheless represent valid and binding obligations of the Issuer. Certificates shall be printed in accordance with all applicable stock exchange requirements.

3.6	Details of Certificates Delivered

As soon as practicable after delivering any Certificate, the Fiscal Agent or the Registrar, as the case may be, shall supply to the Issuer and the other Agents all relevant details of the Certificates delivered, in such format as it shall from time to time agree with the Issuer.

3.7	Cancellation

If any Bond in respect of which information has been supplied under Clause 3.2 or 3.4 is not to be issued on a given Issue Date, the Issuer shall immediately (and, in any event, prior to the Issue Date) notify the Registrar. Upon receipt of such notice, the Registrar shall not thereafter issue or release the relevant Certificate(s) but shall cancel and, unless otherwise instructed by the Issuer, destroy them and shall not make any entry in the Register in respect of them.

3.8	Outstanding Amount

The Fiscal Agent shall, upon request from the Issuer, inform the Issuer of the aggregate principal amount of Bonds then outstanding at the time of such request.

4	Payment

4.1	Payment to the CMU Lodging and Paying Agent

The Issuer will, not later than 10:00 a.m. (Hong Kong time), on each date on which any payment in respect of the Bonds becomes due, transfer to the CMU Lodging and Paying Agent such amount as may be required for the purposes of such payment. In this Clause, the date on which a payment in respect of the Bonds becomes due means the first date on which the holder of a Bond could claim the relevant payment by transfer to an account under the Conditions.

4.2	Pre-advice of Payment

The Issuer shall ensure that no later than 10:00 a.m. (Hong Kong time) on the second Business Day preceding the date on which the payment to the CMU Lodging and Paying Agent required by Clause 4.1 is to be made, the Fiscal Agent shall receive a copy of an irrevocable payment instruction from the Issuer to such bank, in any case, confirming the relevant account details, the amount and the value date for such payment.

4.3	Payment by Agents

Subject to in Clause 4.7, the CMU Lodging and Paying Agent shall, subject to and in accordance with the Conditions, pay or cause to be paid on behalf of the Issuer on and after each due date therefor the amounts due in respect of the Bonds and shall be entitled to claim any amounts so paid from the CMU Lodging and Paying Agent.

4.4	Payments on Global Certificate:

4.4.1	For so long as the Global Certificate is lodged with the CMU:

(i)	the CMU Lodging and Paying Agent shall pay any amounts of principal and interest due on the Global Certificate to the person(s) notified by the CMU to the CMU Lodging and Paying Agent as being the person(s) for whose account(s) interest(s) in that Global Certificate is credited and the Fiscal Agent shall not endorse that Global Certificate; and

(ii)	the records of the CMU (in the absence of manifest error) shall be conclusive evidence of the identity of the persons to whose accounts interests in the Global Certificate are credited and the principal amount(s) of the interest(s) and of the Bonds represented by that Global Certificate. Save in the case of manifest error, the CMU Lodging and Paying Agent shall be entitled to rely on any CMU Instrument Position Report or any other statement by the CMU of the identities and interests of persons credited with interests in that Global Certificate.

4.5	Notification of Non-payment

The CMU Lodging and Paying Agent shall forthwith notify by facsimile each of the other Agents and the Issuer if it has not received the amount referred to in Clause 4.1 by the time specified for its receipt, unless it is satisfied that it will receive such amount.

4.6	Payment After Late Payment

The CMU Lodging and Paying Agent shall forthwith notify by facsimile each of the other Agents and the Issuer if at any time following the giving of a notice by the CMU Lodging and Paying Agent under Clause 4.5 either any payment provided for in Clause 4.1 is made on or after its due date but otherwise in accordance with this Agreement or the CMU Lodging and Paying Agent is satisfied that it will receive such payment.

4.7	Suspension of Payment by Agents

Upon receipt of a notice from the CMU Lodging and Paying Agent under Clause 4.5, each Agent shall cease making payments in accordance with Clause 4.3 as soon as is reasonably practicable. Upon receipt of a notice from the CMU Lodging and Paying Agent under Clause 4.6, each Agent shall make, or shall recommence making, payments in accordance with Clause 4.3.

4.8	Reimbursements of Agents

The CMU Lodging and Paying Agent shall on demand as reasonably as practicable reimburse each Agent for payments in respect of the Bonds properly made by it in accordance with the Conditions and this Agreement.

4.9	Method of payment to CMU Lodging and Paying Agent

All sums payable to the CMU Lodging and Paying Agent hereunder shall be paid (i) in accordance with Clause 4.1 through the RTGS in Hong Kong in Renminbi in immediately available or same day funds to such account with such bank in Hong Kong as the CMU Lodging and Paying Agent may from time to time notify to the Issuer, such notification given at least 10 calendar days prior to the relevant payment date or (ii) if a Currency Fallback Notice (as defined below) has been given, in respect of such payment, in U.S. dollars and in immediately available or same day funds to such account with such bank as the CMU Lodging and Paying Agent shall notify to the Issuer as soon as reasonably practical.

4.10	Moneys held by CMU Lodging and Paying Agent

The CMU Lodging and Paying Agent may deal with moneys paid to it under this Agreement in the same manner as other moneys paid to it as a banker by its customers except that (1) it may not exercise any lien, right of set-off or similar claim in respect of them and (2) it shall not be liable to anyone for interest on any sums held by it under this Agreement. Money held by the Agents are not segregated except as required by law.

4.11	Partial Payments

If on surrender of a Certificate only part of the amount payable in respect of it is paid (except as a result of a deduction of tax permitted by the Conditions), the Agent to whom it is presented shall procure that it is enfaced with a memorandum of the amount paid and the date of payment and shall return it to the person who surrendered it. Upon making payment of only part of the amount payable in respect of any Bond, the Registrar shall make a note of the details of such payment in the Register.

4.12	Shortfall

If the CMU Lodging and Paying Agent shall make payment in respect of any of the Bonds before it has received or has been made available to its order the amount so paid, the Issuer shall from time to time on demand pay to the Fiscal Agent in addition to the amount which should have been paid hereunder, interest on such shortfall calculated on a 365 day year basis and the actual number of days elapsed and at the rate per annum which is the aggregate of two per cent per annum and the rate per annum reflecting the CMU Lodging and Paying Agent’s cost of funds for the time being in relation to the unpaid amount.

4.13	Currency Fallback Notice: In the event that the Issuer is not able to satisfy payment of principle or interest in respect of Bonds when due in Renminbi in Hong Kong, the Issuer may make such payment in US dollars as permitted by Condition 7(g). the Issuer shall provide irrevocable written notice thereof to the Fiscal Agent substantially in the form set out in Schedule 10 (a “Currency Fallback Notice”) not later than 12:00 noon on the Business Day falling five (5), Business Days (but no earlier than thirty (30) days) prior to the relevant due date of such payment. Such Currency Fallback Notice shall, among other matters, contain a certification by the Issuer that the pre-conditions set out in Condition 7(g) have arisen and a request that the Fiscal Agent calculate the Spot Rate in accordance with Condition 7(g) and notify such Spot Rate to the Issuer.

The Fiscal Agent shall, following receipt of a Currency Fallback Notice, calculate the Spot Rate at the time specified in Condition 7(g) and calculate the amount payable per Calculation Amount in US dollars pursuant to Condition 7(g) and shall notify the Bondholders (in accordance with Condition 7(g)), the Issuer, the Registrar and the other Agents.

Each of the Fiscal Agent and each other Agent shall be entitled to rely without further enquiry on any and all Currency Fallback Notices and the information and statements contained therein received from the Issuer as aforesaid, and shall not be liable to any holder of the Bonds or any other person for so doing. In the absence of wilful default, bad faith or manifest error, any Spot Rate determined by the Fiscal Agent as contemplated in this Clause 4.13 shall be binding on the Issuer and the Bondholders.

The Fiscal Agent shall not be responsible or liable to the Issuer or any holder of the Bonds for any determination of any Spot Rate in accordance with Condition 7(g) in the absence of its own gross negligence or wilful default.

4.14	Void Global Certificate

If any Bond represented by a Global Certificate becomes void in accordance with its terms after the occurrence of an Event of Default, the Fiscal Agent shall as soon as reasonably practicable notify the Agents and, after such notice has been given, no payment shall be made by them in respect of that Bond to the extent that the Global Certificate representing such Bond has become void.

5	Repayment

If claims in respect of any Bond become void or prescribed under the Conditions, the Fiscal Agent shall forthwith repay to the Issuer the amount that would have been due on such Bond if it or the relative Certificate had been surrendered for payment before such claims became void or prescribed. Subject to Clauses 14 and 16, the Fiscal Agent shall not however be otherwise required or entitled to repay any sums received by it under this Agreement.

6	Early Redemption and Exercise of Options

6.1	Notice to Fiscal Agent

If the Issuer intends (other than consequent upon an Event of Default or any right of the holder to require redemption or repurchase) to redeem all or any of the Bonds before their stated maturity date it shall, at least 7 days before the latest date for the publication of the notice of redemption required to be given to Bondholders, give notice of such intention to the Fiscal Agent stating the date on which such Bonds are to be redeemed and the principal amount of Bonds to be redeemed or subject to the option.

6.2	Notice to Bondholders

The Fiscal Agent shall publish any notice to Bondholders required in connection with any such redemption and shall at the same time also publish a separate list of the principal amount of Bonds drawn and in respect of which the related Certificates have not been so surrendered. Such notice shall specify the date fixed for redemption, the redemption price and the manner in which redemption will be effected and, in the case of a partial redemption, the principal amount of Bonds drawn. In addition, the Fiscal Agent shall send to each holder of Bonds that are called in whole or in part for redemption, at its address shown in the Register, a copy of such notice together with details of such holder’s Bonds called for redemption and the extent of such redemption.

6.3	Option of Bondholders to Elect a Purchase or Repurchase of the Bonds

Each Agent will keep a stock of notices (“Purchase Notices”) in a form similar to that set out in Schedule 4, as may be amended by the Issuer as reasonably necessary, and will make them available on demand to Bondholders. Upon completion of repurchasing of the Bonds by the Issuer, the Fiscal Agent shall promptly authenticate and mail (or cause to be transferred by book-entry) to each holder which has exercised the option in Condition 6(c) a new Bond in principal amount to any unpurchased portion of the Bonds surrendered by such holder, if any; provided that each new Bond will be in a principal amount of CNY1,000,000 or a multiple of CNY100,000 in excess thereof. The Fiscal Agent may but is not obliged to perform the duties typically performed by a tender agent in connection with the exercise by holders of their option under Condition 6(c).

7	Cancellation, Destruction, Records and Reporting Requirements

7.1	Cancellation

All Certificates representing Bonds that are surrendered for cancellation, redeemed or exchanged, shall be cancelled forthwith by the Transfer Agent to which the Certificates are surrendered for cancellation, redemption or exchange, as the case may be, of the Bonds. Such Transfer Agent shall send to the Registrar the details required by such person for the purposes of this Clause and the cancelled Certificates.

7.2	Cancellation by Issuer

If the Issuer or any of its Subsidiaries purchase any Bonds that are to be cancelled in accordance with the Conditions, the Issuer shall immediately notify the Registrar of the principal amount of those Bonds it has purchased and shall procure their cancellation.

7.3	Certificate of Registrar

The Registrar shall, upon request of the Issuer, after the date of any such redemption, payment, exchange or purchase, send the Issuer a certificate signed by an authorized officer of the Registrar stating (1) the aggregate principal amount of Bonds that have been redeemed or exchanged, as applicable, and cancelled, (2) the certificate numbers of the Certificates representing them and (3) that such Bonds have been cancelled.

7.4	Destruction

Unless otherwise instructed by the Issuer or unless, in the case of the Global Certificate, it is to be returned to its holder in accordance with its terms, the Registrar (or its designated agent) shall destroy the cancelled Certificates in its possession and, upon request of the Issuer, shall send the Issuer a certificate signed by one authorized officer of the Registrar certifying the destruction of such Certificates and giving the certificate numbers of such Certificates in numerical sequence.

7.5	Reporting Requirements

The Fiscal Agent shall (on behalf of the Issuer) submit such reports or information as may be required from time to time in relation to the issue and purchase of Bonds by applicable law, regulations and guidelines promulgated by any governmental regulatory authority agreed between the Issuer and the Fiscal Agent.

7.6	Information from Issuer

The Registrar shall only be required to comply with its obligations under this Clause 7 in respect of Bonds surrendered for cancellation following a purchase of the same by the Issuer or by any of its Subsidiaries to the extent it has been informed by the Issuer of such purchases in accordance with Clause 7.2 above.

7.7	Records

Subject to receipt of the relevant information, the Fiscal Agent shall keep a full and complete record of all Bonds and of their redemption, exchange, payment, cancellation, despatch to the Issuer and replacement (as appropriate) and shall make such record available for inspection during normal business hours by the Issuer and the other Agents. Notwithstanding the foregoing, the Fiscal Agent shall not be required to keep a record of the Register.

8	Replacement Certificates

8.1	Replacement

The Registrar or such other Transfer Agent as may from time to time be designated by the Issuer for that purpose (in such capacity, the “Replacement Agent”) shall issue replacement Certificates in accordance with the Conditions.

8.2	Cancellation

The Replacement Agent shall cancel and, unless otherwise instructed by the Issuer, destroy any mutilated or defaced Certificates replaced by it and shall send the Issuer and the Fiscal Agent a certificate giving the information specified in Clauses 7.3 and 7.4.

8.3	Notification

The Replacement Agent shall, on issuing a replacement Certificate, forthwith inform the other Agents of its certificate number and of the one that it replaces.

8.4	Surrender after Replacement

If a Certificate that has been replaced is surrendered to a Transfer Agent for payment, that Transfer Agent shall forthwith inform the Registrar, who shall so inform the Issuer.

9	Additional Duties of the Fiscal Agent

The Fiscal Agent shall determine the interest amount payable in respect of the Bonds and the relevant Interest Payment Date, all subject to and in accordance with the Conditions. The Fiscal Agent shall perform all other duties expressed to be performed by it in the Conditions and in respect of the Bonds. The Fiscal Agent shall notify the Issuer, the Registrar, the CMU Lodging and Paying Agent and the other Agents and the Bondholders of each Interest Amount and Interest Payment Date as soon as possible after its determination but in no event later than the fourth Business Day thereafter. If the Fiscal Agent does not at any material time for any reason determine and/or publish the interest amount and/or Interest Payment Date in respect of any Interest Period as provided in this Clause and/or make any other determination or calculation or take any action that it is required to do pursuant to the Conditions, it shall forthwith notify the Issuer of such fact.

10	Additional Duties of the Transfer Agents

The Transfer Agent to which a Certificate is surrendered for the transfer of, or exercise of any Bondholders’ option relating to, the Bonds represented by it shall forthwith notify the Registrar of (1) the name and address of the holder of the Bond(s) appearing on such Certificate, (2) the certificate number of such Certificate and principal amount of the Bond(s) represented by it, (3) (in the case of an exercise of an option) the contents of the Exercise Notice, (4) (in the case of a transfer of, or exercise of an option relating to, part only) the principal amount of the Bond(s) to be transferred or in respect of which such option is exercised, and (5) (in the case of a transfer) the name and address of the transferee to be entered on the Register and, subject to Clause 6.4, shall cancel such Certificate and forward it to the Registrar.

11	Additional Duties of the Registrar

The Registrar shall maintain a Register in Hong Kong in accordance with the Conditions and the Regulations. The Register shall show the number of issued Certificates, their principal amount, their date of issue and their certificate number (which shall be unique for each Certificate) and shall identify each Bond, record the name and address of its initial purchaser, all subsequent transfers, exercises of options and changes of ownership in respect of it, the names and addresses of its subsequent holders and the Certificate from time to time representing it, in each case distinguishing between Bonds having different terms as a result of the partial exercise of any option. The Registrar shall at all reasonable times during office hours make the Register available to the Issuer, the Fiscal Agent and the Transfer Agents or any person authorized by any of them for inspection and for the taking of copies and the Registrar shall deliver to such persons all such lists of holders of Bonds, their addresses and holdings as they may request.

12	Regulations Concerning the Bonds

The Issuer may, subject to the Conditions, from time to time with the approval of the Fiscal Agent and the Registrar promulgate regulations concerning the carrying out of transactions relating to the Bonds and the forms and evidence to be provided. All such transactions shall be made subject to the Regulations. The initial Regulations are set out in Schedule 5.

13	Documents and Forms

13.1	Fiscal Agent

The Issuer shall provide to the Fiscal Agent in a sufficient quantity, for distribution among the relevant Agents as required by this Agreement or the Conditions all documents (including Purchase Notices) required under the Bonds or by any stock exchange on which the Bonds are listed to be available for issue or inspection during business hours (and the Transfer Agents shall make such documents available for collection or inspection to the Bondholders that are so entitled and carry out the other functions set out in Schedule 5).

13.2	Registrar

The Issuer shall provide the Registrar with enough blank Certificates (including Global Certificates) to meet the Transfer Agents’ and the Registrar’s anticipated requirements for Certificates upon the issue and transfer of the Bonds, for the purpose of issuing replacement Certificates.

13.3	Certificates held by Agents

Each Agent (1) acknowledges that all forms of Certificates delivered to and held by it pursuant to this Agreement shall be held by it as custodian only and it shall not be entitled to and shall not claim any lien or other security interest on such forms, (2) shall only use such forms in accordance with this Agreement, (3) shall maintain all such forms in safe custody, (4) shall take such security measures as may reasonably be necessary to prevent their theft, loss or destruction and (5) shall keep an inventory of all such forms and make it available to the Issuer and the other Agents at all reasonable times.

14	CMU

14.1	CMU Membership: The CMU Lodging and Paying Agent confirms that it is a member of the CMU pursuant to a CMU Membership Agreement dated 17 May 1994 (“Membership Agreement”) and is aware of and in compliance with the terms of the CMU Rules.

14.2	Lodging Agent: The CMU Lodging and Paying Agent will lodge the Global Certificate in respect of the Bonds with a sub-custodian of the CMU, acting as lodging agent (as such term is defined in the CMU Rules) on behalf of the Issuer and will be nominated as paying agent to receive notification from the CMU in respect of interests in the Global Certificate credited to accountholders with the CMU prior to the interest payment dates and the maturity date of the Global Certificate in respect of the Bonds.

14.3	CMU Rules apply: It is understood that, once the Global Certificate is lodged with the CMU, the terms of the CMU Rules will apply to that Global Certificate and to all transactions and operations effected through the CMU in relation to that Global Certificate including transactions relating to the lodgement, withdrawal or redemption of that Global Certificate and in particular (but without limiting the generality of the foregoing):

14.3.1	that the CMU and its servants and agents are, with the limited exceptions expressly provided in the Membership Agreement, exempt from liability caused directly or indirectly by the operation of the CMU and the CMU is entitled without liability to act without further enquiry on instructions or information or purported instructions or information received through the CMU or otherwise in accordance with the CMU Rules; and

14.3.2	that the CMU is under no liability to any person (whether or not a member of the CMU) as a result of any actual or alleged defect or irregularity with respect to the Global Certificate lodged with or held in the CMU, any signature or purported signature appearing on that Global Certificate, any disposition or purported disposition of that Global Certificate or any inconsistency of that Global Certificate with the details specified in respect of that Global Certificate in the CMU.

14.4	Authorization of Fiscal Agent: The Issuer authorises the Fiscal Agent to, on its behalf, do all such acts and things and execute all such documents as may be required to enable the Fiscal Agent fully to observe and perform its obligations under its Membership Agreement and the CMU Rules and to enter into any arrangement which it considers proper in connection with the lodgement with the CMU of the Global Certificate in respect of the Bonds, the holding of the relevant Global Certificate in the CMU, payments under and the redemption of the relevant Global Certificate, including (but without limiting the generality of the foregoing):

14.4.1	authenticating the relevant Global Certificate and any definitive Bonds represented by it (including authentication on withdrawal from the CMU): and

14.4.2	making payments in respect of the relevant Global Certificate in the manner prescribed by the CMU Rules,

provided that the Fiscal Agent shall, to the extent practicable, consult with the Issuer before it takes such actions or inform the Issuer as soon as practicable after taking such actions.

14.5	No Presentment: It is acknowledged that, under the terms of the CMU Rules, no further or other demand or presentment for payment of the Global Certificate lodged with the CMU shall be required other than the credit of interests in that Global Certificate to the relevant CMU accounts of CMU members (whether acting on their own behalf or as paying agent) in accordance with the CMU Rules and, so long as that Global Certificate is held by the CMU, the Issuer and the Fiscal Agent waive the requirements for any further or other demand or presentment for payment.

14.6	Payments through CMU: Without prejudice to its obligations to make payments to holders of Definitive Certificates, it is agreed that the obligations of the Fiscal Agent to make payments upon surrender to it of any Bond shall be suspended for so long as the Global Certificate representing the Bonds is held by the CMU and that while that Global Certificate is held by the CMU, the CMU Lodging and Paying Agent shall, with respect to Bonds represented by the Global Certificate, make payments to the person(s) confirmed to the CMU Lodging and Paying Agent by the CMU prior to any relevant payment date as being credited with the interest(s) in that Global Certificate in accordance with the terms of the CMU Rules, in each case unless otherwise provided in that Global Certificate. In accordance with the CMU Rules, the CMU Lodging and Paying Agent will be notified prior to that Global Certificate being withdrawn from the CMU. Upon such notification, the CMU Lodging and Paying Agent shall arrange to make such endorsements to that Global Certificate as would have been made if it had not been lodged with the CMU or otherwise so as to confirm that all payments on that Global Certificate have been made up to the date of withdrawal from the CMU. Upon payment in full of the Global Certificate which is held by the CMU, the CMU Lodging and Paying Agent shall withdraw, or cause to be withdrawn, that Global Certificate from the CMU, make the endorsements to that Global Certificate as provided above and cancel it forthwith subject to any applicable CMU Rules.

14.7	Benefit: The confirmations and acknowledgements in this Clause are given for the benefit of the Issuer, the CMU Lodging and Paying Agent, the HKMA, in its capacity as operator of the CMU, and the CMU and its servants and agents.

15	Fees and Expenses

15.1	Fees

The Issuer shall pay to the Fiscal Agent the fees and expenses in respect of the Agents’ services as is separately agreed with the Fiscal Agent. The Fiscal Agent’s receipt of such moneys shall act as a complete discharge of the Issuer’s obligation to pay the same, and the Issuer need not concern itself with their apportionment between the Agents.

15.2	Costs

The Issuer shall also pay to the Fiscal Agent on demand all out-of-pocket expenses (including legal, advertising, telex and postage expenses) properly incurred by the Agents in connection with their services together with any applicable value added tax, sales, stamp, issue, registration, documentary or other taxes or duties upon receipt from the Fiscal Agent of notification of the amount of such expenses together with the relevant invoices and/or receipts. The Fiscal Agent’s receipt of such moneys shall act as a complete discharge of the Issuer’s obligation to pay the same, and the Issuer need not concern itself with their apportionment between the Agents.

16	General

16.1	No Agency or Trust

In acting under this Agreement the Agents shall have no obligation towards or relationship of agency or trust with any Bondholder and need only perform the duties set out specifically in this Agreement and the Conditions and any duties necessarily incidental to them.

16.2	Holder to be treated as Owner

Except as otherwise required by law or a court of competent jurisdiction, each Agent shall treat the registered holder of a Bond as its absolute owner as provided in the Conditions and shall not be liable for doing so. provided that, so long as any Bond is held in the CMU, it shall be entitled to treat a payment made, or notice given, to a person credited by the CMU as holding an interest in that Bond as complete discharge of its and the Issuer’s obligations to make such payment or give such notice.

16.3	No Lien

No Agent shall exercise any lien, right of set-off or similar claim against any Bondholder in respect of moneys payable by it under this Agreement.

16.4	Taking of Advice

Each Agent may consult on any legal matter any legal adviser selected by it, who may be an employee of or adviser to the Issuer, and it shall not be liable in respect of anything done, or omitted to be done, relating to that matter in good faith in accordance with that adviser’s opinion.

16.5	Force Majeure

Notwithstanding anything to the contrary in this Agreement, no Agent shall in any event be liable for any failure or delay in the performance of its obligations hereunder if it is prevented from so performing its obligations by any circumstances beyond the control of such Agent, including but not limited to an act of God, fire, epidemics, explosion, floods, earthquakes, typhoons; riot, civil commotion or unrest, insurrection, terrorism, war, strikes or lockouts; nationalisation, expropriation or other governmental actions; any law, order or regulation of a governmental, supranational or regulatory body; regulation of the banking or securities industry including changes in market rules, currency restrictions, availability, liquidity, transferability, devaluations or fluctuations; credit risks of clearing bank, agent or system (other than the Agent’s) and any other market conditions affecting the execution or settlement of transactions or the value of assets; and breakdown, failure or malfunction of any telecommunications, computer services or systems.

16.6	No Liability for interest

No Agent shall be under any liability for interest on any moneys at any time received by it pursuant to any of the provisions of this Agreement or of the Bonds and applied by it in accordance with the provisions hereof.

16.7	Instruction in writing

Notwithstanding anything to the contrary contained in this Agreement, none of the Agents shall be obliged to act or omit to act in accordance with any instruction, direction or request delivered to them by the Issuer unless such instruction, direction or request is delivered to such Agents in writing. Each of the Agents may, in connection with its services hereunder, rely upon the terms of any notice, communication or other document reasonably believed by it to be genuine.

16.8	No inquiry

The Agents may rely upon and shall not be liable for acting or refraining from acting upon any written notice, instruction or request furnished to it hereunder and reasonably believed by it to be genuine and to have been signed or presented by the proper party or parties. The Agents shall be under no duty to inquire into or investigate the validity, accuracy or content of any such document.

16.9	Delegations

The Agents may execute any of its powers and perform any of its duties hereunder directly or through delegates or attorneys and may consult with counsel, accountants and other skilled persons to be reasonably selected and retained by it. The Agents shall not be liable for anything done, suffered or omitted by it in accordance with the advice or opinion of any such counsel, accountants or other skilled persons.

16.10	Illegality

In the event that any of the Agents shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from the Issuer] which in its reasonable opinion, conflict with any of the provisions of this Agreement, it shall be entitled to refrain from taking any action until it is directed in writing by a final order or judgment of a court of competent jurisdictions.

16.11	Not liable for actions

No Agent shall be liable for any action taken or omitted by it except to the extent that a court of competent jurisdiction determines that such Agent’s gross negligence, wilful default or fraud was the primary cause of any loss to the Issuer.

16.12	Other Relationships

Any Agent and any other person, whether or not acting for itself, may acquire, hold or dispose of any Bond or other security (or any interest therein) of the Issuer or any other person, may enter into or be interested in any contract or transaction with any such person, and may act on, or as depositary, trustee or agent for, any committee or body of holders of securities of any such person, in each case with the same rights as it would have had if that Agent were not an Agent and need not account for any profit.

16.13	List of Authorized Persons

The Issuer shall provide the Fiscal Agent for itself and for delivery to each other Agent with a copy of the certified list of persons authorized to take action on behalf of the Issuer in connection with this Agreement and shall notify the Fiscal Agent and each other Agent immediately in writing if any of such persons ceases to be so authorized or if any additional person becomes so authorized. Unless and until notified of any such change, each Agent may rely on the certificate(s) most recently delivered to it and all instructions given in accordance with such certificate(s) shall be binding on the Issuer.

16.14	Publication of notices:

On behalf and at the written request and expense of the Issuer, the Fiscal Agent will as soon as practicable cause to be published any notices in accordance with Condition 14 required to be given by the Issuer in accordance the Conditions, save as set out herein. The Issuer shall provide the Fiscal Agent and the other Agents with the signed copies of any notices to be published at least two Business Days prior to the date of publication.

16.15	Indemnity by the Issuer: In the event that any Agent, or any director, officer, employee, agent or controlling person of such Agent incurs any loss, liability, cost, claim, action, demand, damage or expense (including without limitation, properly incurred legal fees and any value added tax thereon) as a result of or in connection with its appointment or the exercise or non-exercise by it of its powers, discretions and duties, except such as may result from its own wilful default, fraud or gross negligence (in each case, a “Loss”), the Issuer will indemnify the relevant Agent for such Loss by paying to such Agent on demand an amount equal to such Loss. Without prejudice to the rights of the Agents to seek indemnity from the Issuer, each Agent shall, save to the extent that it is prohibited from doing so by applicable law or regulation, notify the Issuer promptly of any third party claim for which it may seek an indemnity from the Issuer. Notwithstanding the foregoing, under no circumstances will the Agents be liable to the Issuer or any other party to this Agreement for any consequential loss (being loss of business, goodwill, opportunity or profit) or any special or punitive damages of any kind whatsoever; in each case however caused or arising and whether or not foreseeable, even if advised of the possibility of such loss or damage. The provisions of this Clause 16.15 shall survive the resignation or removal of the Registrar or any other Agent and the termination of this Agreement.

16.16	Merger: Any corporation into which any Agent may be merged or converted or any corporation with which any Agent may be consolidated or any corporation resulting from any merger, conversion or consolidation to which any Agent shall be a party or any corporation succeeding to all or substantially all of the corporate trust business of any Agent shall, to the extent permitted by applicable law, be the successor Agent under this Agreement without the execution or filing of any paper or any further act on the part of any of the parties hereto. Notice of any such merger, conversion or consolidation shall forthwith be given to the Issuer and the Bondholders.

16.17	The Agents will treat information relating to the Issuer as confidential. The Issuer consents (unless consent is prohibited by law) to the transfer and disclosure by the Agents of any information relating to the Issuer to and between branches, subsidiaries, representative offices, affiliates and agents of the Agents and third parties selected by any of them, wherever situated, for purposes of performing any obligations under the Conditions or this Agreement; provided, however, that such branches, subsidiaries, representative officers, affiliates, agents and third parties shall have acknowledged the confidential nature of such information and agreed to keep such information confidential. The Agents and any branch, subsidiary, representative office, affiliate, agent or third party may transfer and disclose any such information as required by any law, court regulator or legal process.

17	Changes in Agents

17.1	Appointment and Termination

The Issuer may at any time appoint additional Transfer Agents and/or terminate the appointment of any Agent by giving to the Fiscal Agent and that Agent at least 30 days’ notice to that effect, which notice shall expire at least 15 days before or after any due date for payment in respect of the Bonds. Upon any letter of appointment being executed by or on behalf of the Issuer and any person appointed as an Agent, such person shall become a party to this Agreement as if originally named in it and shall act as such Agent in respect of the Bonds.

17.2	Resignation

Any Agent may resign its appointment at any time by giving the Issuer and the Fiscal Agent at least 60 days’ notice to that effect, which notice shall expire at least 30 days before or after any due date for payment in respect of the Bonds.

17.3	Condition to Resignation or Termination

No resignation or (subject to Clause 14) termination of the appointment of the Fiscal Agent or the Registrar shall, however, take effect until a new Fiscal Agent or Registrar, as the case may be, (which in each case shall be a bank or trust company) has been appointed.

17.4	Change of Office

If an Agent changes the address of its specified office it shall give the Issuer and the Fiscal Agent at least 60 days’ notice of the change, giving the new address and the date on which the change is to take effect.

17.5	Automatic Termination

The appointment of an Agent shall forthwith terminate if the Agent becomes incapable of acting, is adjudged bankrupt or insolvent, files a voluntary petition in bankruptcy, makes an assignment for the benefit of its creditors, consents to the appointment of a receiver, administrator or other similar official of all or a substantial part of its property or admits in writing its inability to pay or meet its debts as they mature or suspends payment thereof, or if a resolution is passed or an order made for the insolvency, winding-up or dissolution of such Agent, a receiver, administrator or other similar official of such Agent or all or a substantial part of its property is appointed, a court order is entered approving a petition filed by or against it under applicable bankruptcy or insolvency law, a public officer takes charge or control of such Agent or its property or affairs for the purpose of rehabilitation, conservation or liquidation or, in the case of the CMU Lodging and Paying Agent, it ceases to be a member of the CMU.

17.6	Delivery of Records

If the Fiscal Agent or Registrar resigns or its appointment is terminated, the Fiscal Agent shall on the date on which the resignation or termination takes effect pay to the new Fiscal Agent any amount held by it for payment in respect of the Bonds and the Fiscal Agent or Registrar, as the case may be, shall deliver to the new Fiscal Agent or Registrar the records kept by it and all documents and forms held by it pursuant to this Agreement.

17.7	Successor Corporations

A corporation into which an Agent is merged or converted or with which it is consolidated or that results from a merger, conversion or consolidation to which it is a party shall, to the extent permitted by applicable law, be the successor Agent under this Agreement without further formality. The Agent concerned shall forthwith notify such an event to the other parties to this Agreement.

17.8	Notices

The Fiscal Agent shall give Bondholders at least 30 days’ notice of any proposed appointment, termination, resignation or change under Clauses 17.1 to 17.4 of which it is aware and, as soon as practicable, notice of any succession under Clause 17.7 of which it is aware. The Issuer shall give Bondholders, as soon as practicable, notice of any termination under Clause 17.5 of which it is aware.

18	Communications

18.1	Notices

Any communication shall be by letter, telex, fax or electronic communication:

in the case of the Issuer, to it at:

21Vianet Group, Inc. M5, 1 Jiuxianqiao East Road Chaoyang District, Beijing 100016, People’s Republic of China

Fax no.:	+86 (10) 8456-2619

Email:	Shang.Hsiao@21vianet.com

Attention:	Chief Financial Officer

in the case of the Registrar and any of the Transfer Agents, the Fiscal Agent, and any of the other Agents, to it care of:

Citicorp International Limited

Citicorp International Limited 9th Floor, Two Harbourfront 22 Tak Fung Street, Hung Hom Kowloon, Hong Kong

Fax no.:	852-2621-3183

Email:	apac.at.operations@citi.com

Attention:	Regional A&T OPS

With a copy to: Citicorp International Limited 55th Floor, One Island East 18 Westlands Road Island East, Hong Kong

Fax no.:	852-2323-0279

Email:	gts.ap.ctg@citi.com

Attention:	Agency and Trust

or any other address of which written notice has been given to the parties in accordance with this Clause. Such communications will take effect, in the case of a letter, when delivered, in the case of a fax, when the relevant delivery receipt is received by the sender or, in the case of an electronic communication, when the relevant receipt of such communication being read is given, or where no read receipt is requested by the sender, at the time of sending, provided that no delivery failure notification is received by the sender within 24 hours of sending such communication; provided that any communication which is received (or deemed to take effect in accordance with the foregoing) outside business hours or on a non-business day in the place of receipt shall be deemed to take effect at the opening of business on the next following business day in such place. Any communication delivered to any party under this Agreement which is to be sent by telex, fax or electronic communication will be written legal evidence.

18.2	Notices through Fiscal Agent

All communications relating to this Agreement between the Issuer and any of the Agents or between the Agents themselves shall be made (except where otherwise expressly provided) through the Fiscal Agent.

19	Publication of Notices

At the request and expense of the Issuer, the Fiscal Agent shall arrange for the publication of all notices to Bondholders. Notices to Bondholders shall be published in accordance with the Conditions.

Without prejudice to the foregoing and the Conditions, as long as any Bonds are represented by the Global Certificate held on behalf of the CMU operator, the Fiscal Agent shall, forthwith upon receipt of any notice to the holders from the Issuer pursuant to Condition 18, deliver the notice to the persons shown in a CMU Instrument Position Report issued by the CMU on the second Business Day preceding the date of despatch of such notice as holding interests in the Global Certificate.

19.1	Notices from Bondholders: The Fiscal Agent shall as soon as reasonably practicable forward to the Issuer any notice received by it from a Bondholder whether pursuant to the Conditions or otherwise.

19.2	Notification to be in English: All notices and other communications hereunder shall be made in the English language or shall be accompanied by a certified English translation thereof. Any certified English translation delivered hereunder shall be certified a true and accurate translation by a professionally qualified translator or by some other person competent to do so.

20	Governing Law and Jurisdiction

20.1	Governing Law

This Agreement and the Bonds are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America, without giving effect to the conflict of laws principles thereof.

20.2	Jurisdiction

The courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City are to have jurisdiction to settle any legal action or proceedings arising out of or in connection with any Bonds (“Proceedings”) and accordingly any Proceedings may be brought in such courts. The Issuer irrevocably submits to the jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is made for the benefit of the holders of the Bonds and shall not affect the right of any of them to take Proceedings against the Issuer in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude any of them from taking Proceedings in any other jurisdiction (whether concurrently or not).

20.3	Agent for Service of Process

The Issuer irrevocably appoints Law Debenture Corporate Services Inc., with offices at 400 Madison Avenue, 4th Floor, New York, New York 10017 as its agent to receive service of process in any Proceedings in the State of New York based on any of the Bonds. If for any reason the Issuer does not have such an agent in the State of New York, it will promptly appoint a substitute process agent and notify the Bondholders of such appointment. Nothing herein shall affect the right to serve process in any other manner permitted by law.

20.4	Waiver of Trial by Jury

Each of the parties to this Agreement irrevocably and unconditionally waives its right to trial by jury in any legal action or proceeding relating to this Agreement.

[Remainder of the page intentionally left blank]

This Agreement has been entered into on the date stated at the beginning.

21VIANET GROUP, INC.

By:	/s/ Shang-Wen Hsiao
Name: Shang-Wen Hsiao
Title: President and Chief Financial Officer

[Fiscal Agency Agreement – Signature Page]

CITICORP INTERNATIONAL LIMITED

(as Fiscal Agent, Transfer Agent, CMU Lodging and Paying Agent and Registrar)

By:	/s/ Terence Yeung
Name: Terence Yeung
Title: Vice President

[Fiscal Agency Agreement – Signature Page]

Schedule 1

Part A

Form of Global Certificate

CMU Instrument No.: CILHFB13003

21Vianet Group, Inc.

(incorporated in the Cayman Islands with limited liability)

CNY1,000,000,000 7.875% Bonds due 2016

GLOBAL CERTIFICATE

This Global Certificate is issued in respect of the CNY100,000,000 7.875% Bonds due 2016 (the “Bonds”) of 21Vianet Group, Inc. (the “Issuer”). The Issuer has entered into a Fiscal Agency Agreement (the “Fiscal Agency Agreement”) dated March 20, 2013 with Citicorp International Limited as Fiscal Agent, Transfer Agent, CMU Lodging and Paying Agent, the Registrar, and any other agent or agents appointed from time to time in relation to the Bonds. The holders of the Bonds are deemed to have notice of the provisions of the Fiscal Agency Agreement applicable to them.

Any reference to the “Conditions” is to the terms and conditions of the Bonds set out in Part B of Schedule 1 of the Fiscal Agency Agreement and any reference herein to a particular numbered Condition shall be construed accordingly.

Unless otherwise defined herein or the context otherwise requires, words and expressions defined in the Conditions shall bear the same meaning when used in this Global Certificate.

This is to certify that the Hong Kong Monetary Authority (the “HKMA”) is, at the date hereof, entered in the register of Bondholders as the holder of Bonds in the principal amount of: CNY1,000,000,000 (Renminbi One Billion) or such other amount as is shown on the register of Bondholders as being represented by this Global Certificate and is duly endorsed (for information purposes only) in the third column of Schedule A to this Global Certificate. For value received, the Issuer promises to pay to the person who appears at the relevant time on the register of Bondholders as holders of Bonds in respect of which this Global Certificate is issued such amount or amounts as shall become due in respect of such Bonds and otherwise comply with the Conditions.

Payments

While this Global Certificate is held by the CMU Service, principal and interest in respect of this Global Certificate shall be paid to the person(s) for whose account(s) interest(s) in this Global Certificate are credited as being held by the CMU Service in accordance with the CMU Rules. If this Global Certificate is held by the CMU Service, payment of interest or principal shall be made by the CMU Lodging and Paying Agent to the person for whose account a relevant interest in this Global Certificate is credited as being held by the CMU Service at the relevant time as notified to the CMU Lodging and Paying Agent by the CMU Service in a relevant CMU Instrument Position Report (as defined in the CMU Rules) or any other relevant notification by the CMU Service. For these purposes, a notification from the CMU Service shall be conclusive evidence of the records of the CMU Service (save in the case of manifest error). So long as the Bonds are represented by the Global Certificate and is held by or on behalf of the CMU operator, such payment by the Issuer will discharge the Issuer’s obligations in respect of that payment and such person(s) must look solely to the CMU operator for his share of each payment made by the Issuer or in respect of the Global Certificate and in relation to all other rights arising under the Global Certificate, subject to and in accordance with the respective rules and procedures of

CMU, and such person(s) shall have no claim directly against the Issuer in respect of payments so made by the Issuer. No person shall however be entitled to receive any payment on this Global Certificate (or such part of this Global Certificate which is required to be exchanged) falling due after any Exchange Date, unless exchange of this Global Certificate for Definitive Certificates is improperly withheld or refused by or on behalf of the Issuer or the Issuer does not perform or comply with any one or more of what are expressed to be its obligations under any Definitive Certificates.

Each payment will be made to, or to the order of, the person(s) for whose account(s) interest(s) in this Global Certificate are credited as being held by the CMU Service in accordance with the CMU Rules on each day on which the payment is due.

Exchange

This Global Certificate is exchangeable in whole but not, except as provided in the next paragraph, in part (free of charge to the holder) for the Definitive Certificates described below (1) if this Global Certificate is held on behalf of the CMU or the Alternative Clearing System and any such clearing system is closed for business for a continuous period of 14 days (other than by reason of holidays, statutory or otherwise) or announces an intention permanently to cease business or does in fact do so or (2) if principal in respect of any Bonds is not paid when due and payable. Thereupon the holder may give notice (which may but need not be the default notice referred to in “Events of Default” below) to the Fiscal Agent of its intention to require the exchange of a specified principal amount of this Global Certificate (which may be equal to or less than the outstanding principal amount of Bonds represented hereby) for Definitive Certificates on or after the Exchange Date (as defined below) specified in the notice.

On or after any Exchange Date the holder of this Global Certificate may surrender this Global Certificate or, in the case of a partial exchange, present it for endorsement to or to the order of the Fiscal Agent. In exchange for this Global Certificate, or on endorsement in respect of the part thereof to be exchanged, the Issuer shall deliver, or procure the delivery of, an equal aggregate principal amount of duly executed and authenticated Definitive Certificates in or substantially in the form set out in Part B of Schedule 1 to the Fiscal Agency Agreement. Such Definitive Certificates shall be registered in such names as the holder shall direct in writing.

“Exchange Date” means a day falling not less than 30 days after that on which the notice requiring exchange is given and on which banks are open for business in Hong Kong and, in the case of exchange pursuant to (1) above, Hong Kong or, if relevant, the city in which the Alternative Clearing System, is located.

The Issuer shall procure that the Fiscal Agent will notify the Bondholders of the occurrence of any of the events specified above as soon as practicable thereafter.

If, for any actual or alleged reason which would not have been applicable had there been no exchange of this Global Certificate (or part of this Global Certificate) or in any other circumstances whatsoever, the Issuer does not perform or comply with any one or more of what are expressed to be its obligations under any Definitive Certificates, then any right or remedy relating in any way to the obligation(s) in question may be exercised or pursued on the basis of this Global Certificate despite its stated cancellation after its exchange in full, as if the Definitive Certificates had been issued. With this exception, upon exchange in full of this Global Certificate, this Global Certificate shall become void.

Except as otherwise described herein, this Global Certificate is subject to the Conditions and, until it is exchanged for Definitive Certificates, its holder shall in all respects be entitled to the same benefits as if it were the holder of the Definitive Certificates for which it may be exchanged and as if such Definitive Certificates had been issued on the date of this Global Certificate.

This Global Certificate is evidence of entitlement only. Title to the Bonds passes only on due registration in the register of Bondholders and only the duly registered holder is entitled to payments on the Bonds in respect of which this Global Certificate is issued.

The Conditions shall be modified with respect to Bonds represented by this Global Certificate by the following provisions:

Meetings

The registered holder of this Global Certificate (and any proxy or representative appointed by it) will be treated as being two persons for the purposes of any quorum requirements of, or the right to demand a poll at, a meeting of Bondholders and in any such meeting as having one vote in respect of each CNY100,000 in principal amount of Bonds evidenced by such Global Certificate.

Transfers

Transfers of the beneficial interests in the Bonds represented by this Global Certificate will be effected through the records of CMU, or any Alternative Clearing System and their respective participants in accordance with the rules and operating procedures of CMU or any Alternative Clearing System and their respective participants.

Cancellation

Cancellation of any Bond represented by this Global Certificate which is required by the Conditions to be cancelled will be effected by reduction in the principal amount of the Bonds in the register of Bondholders and this Global Certificate on its presentation to or to the order of the Fiscal Agent for annotation (for information only) in Schedule A.

Events of Default

The holder hereof may exercise the right to declare Bonds represented by this Global Certificate due and payable under Condition 9 by stating in the notice (the “default notice”) to the Fiscal Agent the principal amount of Bonds (which may be less than the outstanding principal amount hereof) to which such notice relates.

If principal in respect of any Bonds is not paid when due and payable (but subject as provided below), the holder of this Global Certificate may from time to time elect that Direct Rights under the provisions of Schedule B shall come into effect. Such election shall be made by notice to the Fiscal Agent and presentation of this Global Certificate to or to the order of the Fiscal Agent for reduction of the principal amount of Bonds represented by this Global Certificate by such figure as shall be specified in the notice by endorsement in Schedule A and the corresponding endorsement in Schedule B of such principal amount of Bonds formerly represented hereby as the principal amount of Bonds in respect of which Direct Rights have arisen under Schedule B. Upon such notice being given the appropriate Direct Rights shall take effect.

No such election may however be made on or before an Exchange Date fixed in accordance with this Global Certificate with respect to the Bonds to which that Exchange Date relates unless the holder elects in such notice that the exchange in question shall no longer take place.

Notices

So long as the Bonds are represented by this Global Certificate and this Global Certificate is held on behalf of CMU or any Alternative Clearing System, notices to Bondholders may be given by delivery of the relevant notice to the persons shown in a CMU Instrument Position Report issued by the CMU or, as the case may be, the Alternative Clearing System rather than by publication as required by the Conditions.

No provision of this Global Certificate shall alter or impair the obligation of the Issuer to pay the principal and interest on the Bonds when due in accordance with the Conditions.

This Global Certificate shall not be valid or become obligatory for any purpose until authenticated by or on behalf of the CMU Lodging and Paying Agent.

This Global Certificate shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without giving effect to the conflict of laws principles thereof.

[Remainder of the page intentionally left blank]

In witness whereof the Issuer has caused this Global Certificate to be signed on its behalf.

Dated             , 2013

21VIANET GROUP, INC.

By:

CERTIFICATE OF AUTHENTICATION

This Global Certificate is authenticated by or on behalf of the CMU Lodging and Paying Agent

CITICORP INTERNATIONAL LIMITED

as CMU Lodging and Paying Agent

By:

Authorized Signatory

For the purposes of authentication only

Schedule A

Schedule of Increases/Reductions in Principal Amount of Bonds in respect of which this Global Certificate is Issued

The following increases/reductions in the principal amount of Bonds in respect of which this Global Certificate is issued have been made as a result of: (i) redemption of Bonds, (ii) purchase and cancellation of Bonds, or (iii) partial exchange for Definitive Certificates or exchange for Direct Rights in respect of the Bonds:

Date (stating reason for change in the principal amount)	Amount of increase/decrease in principal amount of this Global Certificate	Principal amount of this Global Certificate following such increase/decrease	Notation made by or on behalf of the Registrar

Schedule B

Direct Enforcement Rights

This Global Certificate has the effect of conferring on Relevant Account Holders the Direct Rights referred to in this Schedule in respect of the principal amount of Bonds stated in paragraph 6 of this Schedule.

1	Interpretation: In this Schedule, terms are used with the same meanings as in the Global Certificate and in addition:

“Clearing System Operator” means the Central Moneymarkets Unit Service operated by the Hong Kong Monetary Authority or any successor operator of that clearance system, or in the case of any Alternative Clearance System, the operator for the time being of that clearance system and “Clearing System Operators” shall be construed accordingly;

“Direct Rights” means the rights referred to in paragraph 2 of this Schedule B;

“Entry” means any entry relating to this Global Certificate (or to the relevant part of it) or the Bonds represented by it which is or has been made in the securities account of any Accountholder with a Clearing System Operator and “Entries” shall have a corresponding meaning;

“Principal Amount” means, in respect of any Entry, the amount which would be due to the holder of the account in which such Entry is credited were the principal amount of this Global Certificate or the Bonds represented by it in respect of which such Entry was made to be paid in full at its maturity;

“Relevant Account Holder” means the holder of any account with a Clearing System Operator which at the Relevant Time has credited to its securities account with such Clearing System Operator an Entry or Entries in respect of this Global Certificate (or the relevant part of it) or the Bonds represented by it except for a Clearing System Operator in its capacity as an Accountholder of another Clearing System Operator; and

“Relevant Time” means the time when Direct Rights take effect as contemplated by this Global Certificate.

2	Direct Rights: Each Relevant Account Holder shall at the Relevant Time acquire against the Issuer all rights which the Relevant Account Holder in question would have had if, immediately before the Relevant Time, it had been the holder of the Definitive Certificates issued on the issue date of this Global Certificate in an aggregate principal amount equal to the Principal Amount of the relevant Entry including, without limitation, the right to receive all payments due at any time in respect of such Definitive Certificates, other than payments corresponding to any already made under this Global Certificate. No further action shall be required on the part of any person in order for such Direct Rights to be acquired and for each Relevant Account Holder to have the benefit of, and to enforce, rights corresponding to all the provisions of relevant Definitive Certificates as if they had been issued and as if such provisions had been specifically incorporated in this Schedule, other than the right to receive payments corresponding to any already made under this Global Certificate.

3	Evidence: The records of each Clearing System Operator shall, in the absence of manifest error, be conclusive evidence of the identity of the Relevant Account Holders, the number of Entries credited to the securities account of each Relevant Account Holder with such Clearing System Operator at the Relevant Time and the Principal Amount of an Entry. For the purposes of this clause a statement issued by a Clearing System Operator stating:

3.1	the name of the Relevant Account Holder to or in respect of which it is issued;

3.2	the number of Entries credited to the securities account of such Relevant Account Holder with such Clearing System Operator as at the opening of business on the first day on which the Clearing System Operator is open for business following the Relevant Time; and

3.3

the Principal Amount of any Entry in the accounts of such Clearing System Operator, shall be conclusive evidence of the records of such Clearing System Operator at the Relevant Time (but without prejudice to any other means of producing such records in evidence). In the event of a dispute, in the absence of manifest error, the determination of the Relevant Time by a Clearing System Operator shall be final and conclusive for all purposes in connection with the Relevant Account Holders with securities accounts with such Clearing System Operator.

Any Relevant Account Holder may, in any proceedings relating to this Global Certificate, protect and enforce its rights arising out of this Schedule in respect of any Entry to which it is entitled upon the basis of a statement by a Clearing System Operator as provided in this clause and a copy of this Global Certificate certified as being a true copy by a duly authorized officer of any Clearing System Operator or the Fiscal Agent without the need for production in such proceedings or in any court of the actual records or this Global Certificate. Any such certification shall be binding, except in the case of manifest error or as may be ordered by any court of competent jurisdiction, upon the Issuer and all Relevant Account Holders. This clause shall not limit any right of any Relevant Account Holder to the production of the originals of such records or documents in evidence.

4	Title to Entries: Any Relevant Account Holder may protect and enforce its rights arising out of this Global Certificate in respect of any Entry to which it is entitled in its own name without the necessity of using the name of or obtaining any authority from any predecessor in title. Any Relevant Account Holder is entitled to receive payment of the Principal Amount of its Entry and of all other sums referable to its Direct Rights to the exclusion of any other person and payment in full by the Issuer to such Relevant Account Holder shall discharge the Issuer from all obligations in respect of such Entry and such Direct Rights.

5	Governing Law: This Schedule and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without giving effect to the conflict of laws principles thereof.

6	Principal Amount: The principal amount of Bonds in respect of which Direct Rights have arisen under this Global Certificate is shown by the latest entry in the third column below:

Date	Amount of increase in principal amount of Bonds in respect of which Direct Rights have arisen	Initial principal amount and principal amount following such increase	Notation made by or on behalf of the Fiscal Agent (other than in respect of initial principal amount)
	—		—

Form of Transfer

For value received the undersigned transfers to

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF TRANSFEREE)

[—] principal amount of the Bonds represented by this Global Certificate, and all rights under them.

Dated:

Signed:	Certifying Signature:

Notes:

1	The signature of the person effecting a transfer shall conform to a list of duly authorized specimen signatures supplied by the holder of the Bonds represented by this Global Certificate or (if such signature corresponds with the name as it appears on the face of this Global Certificate) be certified by a notary public or a recognized bank or be supported by such other evidence as a Transfer Agent or the Registrar may reasonably require.

2	A representative of the Bondholder should state the capacity in which he signs e.g. executor.

Part B

Form of Certificate

CMU Instrument No.: CILHFB13003

On the front:

21VIANET GROUP, INC.

(incorporated in the Cayman Islands with limited liability)

CNY100,000,000 7.875% Bonds due 2016

CERTIFICATE

Certificate No. [—]

This Certificate certifies that [—] of [—] (the “Registered Holder”) is, as at the date hereof, registered as the holder of [principal amount] of the Bonds referred to above (the “Bonds”) of 21Vianet Group, Inc., (the “Issuer”). The Bonds are subject to the Terms and Conditions (the “Conditions”) endorsed hereon. Expressions defined in the Conditions have the same meanings in this Certificate.

The Issuer, for value received, promises to pay to, or to the order of, the Registered Holder of the Bonds represented by this Certificate (subject to surrender of this Certificate if no further payment falls to be made in respect of such Bonds) on [—] (or on such earlier date as the amount payable upon redemption under the Conditions may become payable in accordance with the Conditions) the amount payable upon redemption under the Conditions in respect of the Bonds represented by this Certificate and (unless the Bonds represented by this Certificate do not bear interest) to pay interest in respect of such Bonds in arrear at the rates, in the amounts and on the dates for payment provided for in the Conditions together with such other sums and additional amounts (if any) as may be payable under the Conditions, in accordance with the Conditions.

For the purposes of this Certificate, (a) the holder of the Bonds represented by this Certificate is bound by the provisions of the Fiscal Agency Agreement, (b) the Issuer certifies that the Registered Holder is, at the date hereof, entered in the Register as the holder of the Bonds represented by this Certificate, (c) this Certificate is evidence of entitlement only, (d) title to the Bonds represented by this Certificate passes only on due registration on the Register, and (e) only the holder of the Bonds represented by this Certificate is entitled to payments in respect of the Bonds represented by this Certificate.

This Certificate shall not become valid for any purpose until authenticated by or on behalf of the Registrar.

In witness whereof the Issuer has caused this Certificate to be signed on its behalf.

Dated as of the Issue Date.

21VIANET GROUP, INC.

By:

Certificate of Authentication

This Certificate is authenticated by

or on behalf of the CMU Lodging and Paying Agent.

CITICORP INTERNATIONAL LIMITED

as CMU Lodging and Paying Agent

By:

Authorized Signatory

For the purposes of authentication only.

On the back:

Terms and Conditions of the Bonds

[The Terms and Conditions that are set out in Schedule 2 to the Fiscal Agency Agreement will be set out here.]

Form of Transfer

For value received the undersigned transfers to

(PLEASE PRINT OR TYPEWRITE NAME AND ADDRESS OF TRANSFEREE)

[—] principal amount of the Bonds represented by this Certificate, and all rights under them.

Dated:	[—]

Signed:		Certifying Signature:

Notes:

1	The signature of the person effecting a transfer shall conform to a list of duly authorized specimen signatures supplied by the holder of the Bond(s) represented by this Certificate or (if such signature corresponds with the name as it appears on the face of this Certificate) be certified by a notary public or a recognized bank or be supported by such other evidence as a Transfer Agent or the Registrar may reasonably require.

2	A representative of the Bondholder should state the capacity in which he signs.

Unless the context otherwise required, capitalized terms used in this Form of Transfer have the same meaning as in the Fiscal Agency Agreement dated March 20, 2013 between the Issuer and Citicorp International Limited.

[TO BE COMPLETED BY TRANSFEREE:

[INSERT ANY REQUIRED TRANSFEREE REPRESENTATIONS, CERTIFICATIONS ETC.]

FISCAL AGENT, TRANSFER AGENT, CMU LODGING AND PAYING AGENT AND REGISTRAR

CITICORP INTERNATIONAL LIMITED

Schedule 2

Terms and Conditions of the Bonds

TERMS AND CONDITIONS OF THE BONDS

The following other than the words in italics is the text of the terms and conditions of the Bonds which (subject to modification) will appear on the reverse of each of the definitive certificates evidencing the Bonds:

The issue of the Bonds was authorized by a resolution of the Board of Directors of the Issuer passed on March 12, 2013. A fiscal agency agreement (the “Fiscal Agency Agreement”) will be entered into on or about March 20, 2013 in relation to the Bonds between the Issuer, Citicorp International Limited as fiscal agent, CMU lodging and paying agent, registrar and transfer agent, and the agents named in it. The fiscal agent, CMU lodging and paying agent, the registrar, and any transfer agent for the time being are referred to below respectively as the “Fiscal Agent”, the “CMU Lodging and Paying Agent”, the “Registrar”, and the “Transfer Agents”. “Agents” means the Fiscal Agent, the CMU Lodging and Paying Agent, the Registrar, the Transfer Agents and any other agent or agents appointed from time to time with respect to the Bonds. The Fiscal Agency Agreement includes the form of the Bonds. Copies of the Fiscal Agency Agreement are available for inspection during normal business hours at the specified offices (as defined in the Fiscal Agency Agreement) of the Fiscal Agent, the Registrar and any Transfer Agents. The holders of the Bonds (the “Bondholders”) are deemed to have notice of all the provisions of the Fiscal Agency Agreement applicable to them.

All capitalized terms that are not defined in these terms and conditions (the “Conditions”) will have the meanings given to them in the Fiscal Agency Agreement.

1	Form, Specified Denomination and Title

The Bonds are issued in the specified denomination of RMB1,000,000 and higher integral multiples of RMB100,000.

The Bonds are represented by registered certificates (“Certificates”) and, save as provided in Condition 2(a), each Certificate shall represent the entire holding of Bonds by the same holder.

Title to the Bonds shall pass only by registration in the register that the Issuer shall procure to be kept by the Registrar in accordance with the provisions of the Fiscal Agency Agreement (the “Register”). Except as ordered by a court of competent jurisdiction or as required by law, the holder (as defined below) of any Bond shall be deemed to be and may be treated as its absolute owner for all purposes whether or not it is overdue and regardless of any notice of ownership, trust or an interest in it, any writing on the Certificate representing it or the theft or loss of such Certificate and no person shall be liable for so treating the holder.

In these Conditions, “Bondholder” and “holder” means the person in whose name a Bond is registered.

Upon issue, the Bonds will be represented by a global certificate (the “Global Certificate”) registered in the name of, and lodged with a sub-custodian for, the Hong Kong Monetary Authority as operator (the “Operator”) of the Central Moneymarkets Unit Service (the “CMU”). The Conditions are modified by certain provisions contained in the Global Certificate. See “Summary of Provisions Relating to the Bonds in Global Form”.

Except in the limited circumstances described in the Global Certificate, owners of interests in Bonds represented by the Global Certificate will not be entitled to receive definitive Certificates in respect of their individual holdings of Bonds. The Bonds are not issuable in bearer form.

So long as the Bonds are represented by the Global Certificate and the CMU so permits, transfers of interests in the Bonds through the CMU shall be in principal amounts of at least RMB1,000,000 and higher integral multiples of RMB100,000 thereafter. Further, approval in-principle has been received for the listing and quotation of the Bonds on the Official List of the Singapore Exchange Securities Trading Limited

(the “SGX-ST”). The Bonds will be traded on the SGX-ST in a minimum board lot size of RMB500,000 with a minimum of four lots to be traded in a single transaction for as long as the Bonds are listed on the SGX-ST.

2	Transfers of Bonds

(a)	Transfer: A holding of Bonds may, subject to Condition 2(d), be transferred in whole or in part upon the surrender (at the specified office of the Registrar or any Transfer Agent) of the Certificate(s) representing such Bonds to be transferred, together with the form of transfer endorsed on such Certificate(s) (or another form of transfer substantially in the same form and containing the same representations and certifications (if any), unless otherwise agreed by the Issuer), duly completed and executed and any other evidence as the Registrar or Transfer Agent may reasonably require. In the case of a transfer of part only of a holding of Bonds represented by one Certificate, a new Certificate shall be issued to the transferee in respect of the part transferred and a further new Certificate in respect of the balance of the holding not transferred shall be issued to the transferor. In the case of a transfer of Bonds to a person who is already a holder of Bonds, a new Certificate representing the enlarged holding shall only be issued against surrender of the Certificate representing the existing holding. All transfers of Bonds and entries on the Register will be made in accordance with the detailed regulations concerning transfers of Bonds scheduled to the Fiscal Agency Agreement. The regulations may be changed by the Issuer, with the prior written approval of the Registrar and the Fiscal Agent. A copy of the current regulations will be made available by the Registrar to any Bondholder upon request.

Transfers of interests in the Bonds evidenced by the Global Certificate will be effected in accordance with the rules of the CMU.

(b)	Delivery of New Certificates: Each new Certificate to be issued pursuant to Condition 2(a) shall be available for delivery within three business days of receipt of a duly completed form of transfer and surrender of the existing Certificate(s). Delivery of the new Certificate(s) shall be made at the specified office of the Transfer Agent or of the Registrar (as the case may be) to whom delivery or surrender of such form of transfer or Certificate shall have been made or, at the option of the holder making such delivery or surrender as aforesaid and as specified in the relevant form of transfer or otherwise in writing, be mailed by uninsured post at the risk of the holder entitled to the new Certificate to such address as may be so specified, unless such holder requests otherwise and pays in advance to the relevant Transfer Agent or the Registrar (as the case may be) the costs of such other method of delivery and/ or such insurance as it may specify. In this Condition 2(b). “business day” means a day, other than a Saturday or Sunday, on which banks are open for business in the place of the specified office of the relevant Transfer Agent or the Registrar (as the case may be).

(c)	Transfer or Exercise Free of Charge: Certificates, on transfer, or partial repurchase, shall be issued and registered without charge by or on behalf of the Issuer, the Registrar or any Transfer Agent, but upon payment of any tax or other governmental charges that may be imposed in relation to it (or the giving of such indemnity as the Registrar or the relevant Transfer Agent may require).

(d)	Closed Periods: No Bondholder may require the transfer of a Bond to be registered (i) during the period of 15 days ending on (and including) the due date for redemption of that Bond, (ii) during the period of 15 days ending on (and including) the date of redemption pursuant to Condition 6(b). or (iii) during the period of seven days ending on (and including) any Record Date (as defined in Condition 7). No Bondholder who has properly tendered the Bonds in accordance with Condition 6(c) may require the transfer of a Bond to be registered during the period of 15 days ending on (and including) a Change of Control Payment Date.

3	Status

The Bonds constitute (subject to Condition 4(a)) unsecured obligations of the Issuer and shall at all times rank pari passu and without any preference among themselves. The payment obligations of the Issuer under the Bonds shall, save for such exceptions as may be provided by applicable legislation and subject to Condition 4(a), at all times rank at least equally with all its other present and future unsecured and unsubordinated obligations.

4	Covenants

(a)	Negative Pledge

So long as any Bond remains outstanding (as defined in the Fiscal Agency Agreement), the Issuer will not, and will ensure that none of its Subsidiaries will create, or have outstanding, any Security upon the whole or any part of its present or future undertaking, assets or revenues (including any uncalled capital) to secure any Relevant Indebtedness, or any guarantee or indemnity in respect of any Relevant Indebtedness, without at the same time or prior thereto according to the Bonds the same security as is created or subsisting to secure any such Relevant Indebtedness, guarantee or indemnity or such other security as shall be approved by an Extraordinary Resolution (as defined in the Fiscal Agency Agreement) of the Bondholders.

(b)	Consolidation, Merger and Sale of Assets

The Issuer shall not consolidate with or merge with or into, or sell, convey, transfer or lease all or substantially all of the properties and assets of the Issuer and its Subsidiaries taken as a whole on the consolidated basis to another person, unless (i) the resulting, surviving or transferee person (if not the Issuer) is a corporation organized and existing under the laws of the United States of America, any State thereof, the District of Columbia, the Cayman Islands, the British Virgin Islands, Bermuda or Hong Kong and such corporation (if not the Issuer) expressly assumes all of Issuer’s obligations under the Bonds and the Fiscal Agency Agreement (including, for the avoidance of doubt, the obligation to pay additional amounts as set forth in Condition 8); and (ii) immediately after giving effect to such transaction, no default or event of default has occurred and is continuing under the Bonds. Upon any such consolidation, merger or sale, conveyance, transfer or lease, the resulting, surviving or transferee person (if not the Issuer) shall succeed to, and may exercise every right and power of, the Issuer under the Bonds and the Fiscal Agency Agreement, and the Issuer shall be discharged from its obligations under the Bonds and the Fiscal Agency Agreement except in the case of any such lease.

(c)	Financial Covenants

For so long as any Bond remains outstanding, the Issuer shall not directly or indirectly permit:

(i)	the Maximum Leverage Ratio as at the end of any Relevant Period to exceed 0.8:1;

(ii)	the Dividend with respect to any fiscal year to be more than 30% of Net Profit After Tax per Annum with respect to the same fiscal year; and

(iii)	the ratio of Adjusted EB1TDA to Consolidated Interest Expense for any Relevant Period to be less than 3:1; provided that if Consolidated Interest Expense for any Relevant Period is equal to or less than zero, the Issuer shall be deemed to comply with this subclause (iii).

The financial covenants set out in this Condition shall be calculated in accordance with US GAAP and tested by reference to the audited (or, as the case may be, unaudited) annual consolidated financial statements or interim consolidated financial information of the Issuer as at the end of each Relevant Period.

So long as any of the Bonds remain outstanding, the Issuer will provide to the Fiscal Agent (i) within 120 days after the close of each fiscal year, an Officers’ Certificate stating the Maximum Leverage Ratio and the ratio of Adjusted EBITDA to Consolidated Interest Expense with respect to the two most recent fiscal semi-annual periods and showing in reasonable detail the calculation of the Maximum Leverage Ratio and the ratio of Adjusted EBITDA to Consolidated Interest Expense, including the arithmetic computations of each component of the Maximum Leverage Ratio and the ratio of Adjusted EBITDA to Consolidated

Interest Expense, with a certificate from the Issuer’s external auditors verifying the accuracy and correctness of the calculation and arithmetic computation, provided that the Issuer shall not be required to provide such auditor certification if its external auditors refuse to provide such certification; and (ii) as soon as possible and in any event within 30 days after the Issuer becomes aware of the occurrence of an Event of Default, an Officers’ Certificate setting forth the details of the Event of Default, and the action which the Issuer proposes to take with respect thereto.

In this Condition 4:

“Adjusted EBITDA” means Consolidated EBITDA excluding share-based compensation expenses and changes in the fair value of contingent purchase consideration payable.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all classes of partnership interests in a partnership, any and all membership interests in a limited liability company, any and all other equivalent ownership interests and any and all warrants, rights or options to purchase any of the foregoing.

“Cash” means any credit balance on any deposit, savings, current or other account, and any cash in hand, of any member of the Group or to which any member of the Group is beneficially entitled and which is:

(A)	freely withdrawable on demand or subject to time deposit arrangements that can be terminated at any time; and

(B)	not subject to any Security or Quasi Security;

save that (i) the deposit with a commercial bank of the RMB net proceeds of the Bonds for the purposes of drawing funds in an alternative currency against such deposit and (ii) deposits in a bank accounts securing Financial Indebtedness of the Issuer or any of its Subsidiaries that is used by the Issuer or any of its Subsidiaries to in effect exchange currencies (including deposits securing the Facility Agreement, dated May 24, 2012, between the Issuer and Barclays Bank PLC, Hong Kong Branch) shall be included in the definition of Cash.

“cash Dividend” means (a) any Dividend which is to be paid in cash and (b) any Dividend determined to be a cash Dividend pursuant to the definition of “Dividend”.

“Cash Equivalent Investments” means:

(A)	securities with a maturity of less than 12 months from the date of acquisition issued or fully guaranteed or fully insured by the Government of the United States or any member state of the European Union which is rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service, Inc. or the equivalent rating category of any other “nationally recognized statistical rating organization” within the meaning of Rule 15c3-l(c)(2)(iv)(F) under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(B)	commercial paper or other debt securities issued by an issuer rated at least A-l by Standard & Poor’s Ratings Group or P-l by Moody’s Investors Service. Inc. and with a maturity of less than 12 months; and

(C)	certificates of deposit or time deposits of any commercial bank (which has outstanding debt securities rated as referred to in paragraph (B) above) and with a maturity of less than 180 days.

in each case not subject to any Security or Quasi Security, denominated and payable in freely transferrable and freely convertible currency and the proceeds of which are capable of being remitted to a member of the Group.

“Consolidated EBIT” means, for any Relevant Period, the consolidated profits before tax of the Group for that Relevant Period:

(A)	adding back interest expense (as reflected in the income statement) and before taking into account any consolidated interest income;

(B)	before taking into account any items treated as Exceptional or Extraordinary items; and

(C)	before taking into account the profit/loss of any member of the Group which is attributable to minority interest.

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining the profits of the Group from ordinary activities before taxation.

“Consolidated EBITDA” means for any Relevant Period, Consolidated EBIT for that Relevant Period before deducting any amount attributable to amortization of goodwill and other intangible assets or depreciation of tangible assets.

“Consolidated Interest Expense” means in respect of any financial year of the Issuer, interest expense paid net of interest income received as stated in the audited annual and unaudited semi-annual consolidated financial statements of the Issuer.

“Consolidated Net Borrowings” means the aggregate principal amount of all Financial Indebtedness of the Group at such date (other than (a) Financial Indebtedness to the extent that such payment obligations are not classified as borrowings under US GAAP and (b) Financial Indebtedness between members of the Group) less the Cash and Cash Equivalent Investments held by any member of the Group at that time.

“Consolidated Tangible Net Worth” means, at any time, the aggregate of the amounts paid up or credited as paid up on the issued ordinary share capital of the Issuer and the amount standing to the credit of the consolidated capital and revenue reserves of the Group, including any amount credited to the share premium account, revaluation and retained profits or losses, but deducting:

(A)	(to the extent included) any amount shown in respect of goodwill and other intangible assets of the Group;

(B)	(to the extent included) all minority interests in Subsidiaries;

(C)	(to the extent not deducted from the reserves) all amounts set aside for tax;

(D)	any amount in respect of any Dividend declared, recommended or made by any member of the Group to the extent payable to a Person who is not a member of the Group and to the extent such distribution is not deducted from the reserves;

(E)	(to the extent included) the excess of book value to the market value of listed investments; and

(F)	(to the extent not already deducted) any debit balance on the consolidated capital and reserves (including profit and loss account) of the Group;

provided that (i) no amount shall be included or excluded more than once, and (ii) (a) the purchase consideration paid in 2012 for the radio spectrum to provide broadband wireless access services and (b) share based compensation as determined in accordance with the US GAAP which is incurred during any Relevant Period beginning on or after January 1, 2012, shall, in each case, be added to Consolidated Tangible Net Worth.

“Dividend” means any dividend or distribution of cash or other property or assets or evidences of the Issuer’s indebtedness with respect to the Capital Stock of the Issuer, whenever paid or made and however described provided that where a cash Dividend is announced which is to be, or may at the election of a Shareholder or Shareholders be, satisfied by the issue or delivery of Shares or other property or assets, or where a capitalization of profits or reserves is announced which is to be, or may at the election of a Shareholder or Shareholders be, satisfied by the payment of a Dividend, then for the purposes of this definition the Dividend in question shall be treated as a Dividend of (i) such cash Dividend or (ii) the Fair Market Value (on the date of announcement of such Dividend or date of capitalization (as the case may be) or, if later, the date on which the number of Shares (or amount of property or assets, as the case may be) which may be issued or delivered is determined) of such Shares or other property or assets if such Fair Market Value is greater than the Fair Market Value of such cash Dividend;

“Exceptional” or “Extraordinary” means loss or gain on disposal of items of property, plant and equipment, net fair value loss or gain from available for sale investments, loss or gain on disposal of Subsidiaries and disposal of shares or interests of an associate, loss or gain on disposal of a jointly-controlled entity and disposal of prepaid land lease payment, loss or gain resulting from the cumulative effect of a change in accounting principles, translation losses and gains due solely to fluctuations in currency values and related tax effects, non-cash gains or losses attributable to movements in the mark-to-market valuation of any convertible or exchangeable securities and any other loss or gain which is a result of a one-off and non-recurring transaction but does not include revenue or income from concessionaire sales or interest income;

“Fair Market Value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the board of directors of the Issuer, whose determination shall be conclusive if evidenced by a resolution of such board of directors.

“Financial Indebtedness” means, in relation to any Person at any date, without duplication:

(A)	all indebtedness of such Person for borrowed money;

(B)	all obligations of such Person for the purchase price of property or services to the extent the payment of such obligations is deferred for a period in excess of 120 days (other than trade payables) and refundable deposits held as borrowings;

(C)	all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments;

(D)	all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person (unless the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property);

(E)	all Finance Lease Obligations (to the extent treated as finance lease obligations in accordance with US GAAP) or Synthetic Lease Obligations of such Person;

(F)	any indebtedness of such Person for or in respect of receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis or on a basis where recourse is limited solely to warranty claims relating to title or objective characteristics of the relevant receivables);

(G)	any indebtedness of such Person for any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing;

(H)	all indebtedness of such Person, contingent or otherwise, as an account party under acceptance, letter of credit, completion guaranties, performance bonds or similar facilities;

(I)	all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person prior to the respective maturity dates;

provided that intra-Group indebtedness eliminated on consolidation shall not be taken into account.

“Finance Lease Obligations” means, as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property which are required to be classified and accounted for as finance leases under US GAAP, and, for the purposes of these Conditions, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with US GAAP.

“Group” means the Issuer and its Subsidiaries, taken as a whole.

“Officers’ Certificate” means a certificate signed by one of the executive officers of the Issuer.

“Maximum Leverage Ratio” means, as of each date of determination, the ratio of Consolidated Net Borrowings on such date to Consolidated Tangible Net Worth on such date.

“Net Profit After Tax per Annum” means the profit of the Group, after deduction of all expenses, finance costs and taxes, but without deduction for share based compensation or changes in the fair value of contingent purchase consideration payable, for the prior 12 month fiscal year.

“Person” means any natural person, company, trust, corporation, partnership, firm, association, governmental authority or any other entity whether acting in an individual, fiduciary or other capacity.

“Quasi Security” means a transaction under which any member of the Group will:

(A)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by any other member of the Group;

(B)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(C)	enter into any specific arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts;

(D)	enter into any other preferential arrangement having a similar effect; or

(E)	enter into any retention of title arrangement.

“Relevant Indebtedness” means any indebtedness which is in the form of, or represented or evidenced by, bonds, notes, debentures, loan stock or other securities which for the time being are, or are intended to be or capable of being, quoted, listed or dealt in or traded on any stock exchange or over-the-counter or other securities market.

“Relevant Period” means each period of twelve months ending on the last day of the Issuer’s financial year and each period of six months ending on the last day of the first half of the Issuer’s financial year.

“Renminbi” or “RMB” denotes the lawful currency of the PRC.

“Security” means any mortgage, charge, pledge, lien or other security interest including, without limitation, anything analogous to or which has the same effect as any of the foregoing under the laws of any jurisdiction.

“Shareholder” means a holder of Shares.

“Shares” means the equity shares in the Issuer.

“Subsidiary” means any entity whose financial statements at any time are required by US GAAP to be fully consolidated with those of the Issuer (including, but not limited to, each of Beijing aBitCool Network Technology Co., Ltd. and its direct and indirect subsidiaries through which the Issuer conducts its operations in the PRC by way of contractual arrangements).

“Synthetic Lease Obligations” means all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Financial Indebtedness of such Person (without regard to accounting treatment).

“US GAAP” means the Generally Accepted Accounting Principles in the United States, as in effect from time to time.

5	Interest

The Bonds bear interest on their outstanding principal amount from and including March 22, 2013 at the rate of 7.875% per annum, payable semi-annually in arrears on March 22 and September 22 in each year (each an “Interest Payment Date”). If any Interest Payment Date would otherwise fall on a day which is not a business day (as defined below), it shall be postponed to the next day which is a business day unless it would thereby fall into the next calendar month in which event it shall be brought forward to the immediately preceding business day.

Each Bond will cease to bear interest from the due date for redemption unless, upon surrender of the Certificate representing such Bond, payment of principal is improperly withheld or refused. In such event it shall continue to bear interest at such rate (both before and after judgment) until whichever is the earlier of (a) the day on which all sums due in respect of such Bond up to that day are received by or on behalf of the relevant Bondholder, and (b) the day three days after the Fiscal Agent has notified Bondholders of receipt of all sums due in respect of all the Bonds up to that third day (except to the extent that there is failure in the subsequent payment to the relevant holders under these Conditions).

In these Conditions, the period beginning on and including March 22, 2013 and ending on but excluding the first Interest Payment Date and each successive period beginning on and including an Interest Payment Date and ending on but excluding the next succeeding Interest Payment Date is called an “Interest Period”.

Interest in respect of any Bond shall be calculated per RMB100,000 in principal amount of the Bonds (the “Calculation Amount”). The amount of interest payable per Calculation Amount for any period shall be equal to the product of the rate of interest specified above, the Calculation Amount and the actual number of days in the Interest Period (or such other period) divided by 365, rounding the resulting figure to the nearest RMB0.01 (RMB0.005 being rounded upwards).

In this Condition, the expression “business day” means a day (other than a Saturday, Sunday or public holiday) upon which commercial banks are generally open for business and settlement of Renminbi payments in Hong Kong.

6	Redemption, Repurchase and Purchase

(a)	Final Redemption:

Unless previously redeemed, or purchased and cancelled, the Bonds will be redeemed at their principal amount on the Interest Payment Date falling on, or nearest to, March 22, 2016. The Bonds may not be redeemed at the option of the Issuer other than in accordance with this Condition.

(b)	Redemption for Taxation Reasons:

The Bonds may be redeemed at the option of the Issuer in whole, but not in part, at any time, on giving not less than 30 nor more than 60 days’ notice to the Bondholders (which notice shall be irrevocable), at their principal amount (together with interest accrued to but excluding the date fixed for redemption), if (i) the Issuer has or will become obliged to pay Additional Tax Amounts as provided or referred to in Condition 8 as a result of any change in, or amendment to, the laws, regulations or treaties of a Relevant Jurisdiction (as defined in Condition 8), or any change in the application or official interpretation of such laws, regulations or treaties, which change or amendment becomes effective on or after March 15, 2013, and (ii) such obligation cannot be avoided by the Issuer taking reasonable measures available to it (provided that reincorporation in another jurisdiction shall not be considered a reasonable measure), provided that no such notice of redemption shall be given earlier than 90 days prior to the earliest date on which the Issuer would be obliged to pay such Additional Tax Amounts were a payment in respect of the Bonds then due. Prior to the publication of any notice of redemption pursuant to this Condition 6(b), the Issuer shall deliver to the Fiscal Agent a certificate signed by two directors of the Issuer stating that the Issuer is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Issuer so to redeem have occurred, and an opinion of independent legal advisers of recognized standing to the effect that the Issuer has or will become obliged to pay such Additional Tax Amounts as a result of such change or amendment.

(c)	Repurchase Upon Change of Control:

If a Change of Control occurs, unless the Issuer has exercised its right to redeem the Bonds as described above in Condition 6(b), it will be required to make an offer to repurchase all or, at the holder’s option, any part (equal to RMB1,000,000 or multiples of RMB100,000 in excess thereof), of each holder’s Bonds pursuant to the offer described below (the “Change of Control Offer”), provided that a holder may not exercise its option to require the Issuer to make an offer to repurchase the Bonds in part if it would result in the principal amount of any unpurchased portion of the Bonds held by such holder to be less than RMB1,000,000. In the Change of Control Offer, the Issuer will be required to offer payment in cash equal to 101% of the aggregate principal amount of the Bonds repurchased plus accrued and unpaid interest, if any, on the Bonds repurchased to, but not including, the date of purchase (the “Change of Control Payment”).

Within 30 days following any Change of Control, the Issuer will be required to give notice to holders of the Bonds, describing the transaction or transactions that constitute the Change of Control and offering to repurchase the Bonds on the date specified in the notice, which date will be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”), pursuant to the procedures required by the Bonds and described in such notice.

On the Change of Control Payment Date, the Issuer will be required, to the extent lawful, to:

(a)	accept for payment all Bonds properly tendered pursuant to the Change of Control Offer; and

(b)	deposit with the relevant Agents an amount equal to the Change of Control Payment in respect of all Bonds properly tendered;

The relevant Agents will be required to promptly mail, to each holder who properly tendered the Bonds, the purchase price for such Bonds properly tendered, and the Fiscal Agent will be required to promptly authenticate and mail (or cause to be transferred by book-entry) to each such holder a new Bond equal in principal amount to any unpurchased portion of the Bonds surrendered, if any: provided that each new Bond will be in a principal amount of RMB1,000,000 or a multiple of RMB100,000 in excess thereof.

The Issuer will not be required to make a Change of Control Offer upon a Change of Control if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Issuer and such third party purchases all Bonds properly tendered and not withdrawn under its offer. In the event that such third party terminates or defaults its offer, the Issuer will be required to make a Change of Control Offer treating the date of such termination or default as though it were the date of the Change of Control.

The Issuer will comply with the requirements of Rule 14e-1 under the Exchange Act (as defined in Condition 4 (c)), to the extent applicable, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Bonds as a result of a Change of Control. To the extent that the provision of any such securities laws or regulations conflicts with the Change of Control Offer provisions of the Bonds, the Issuer will comply with those securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Offer provisions of the Bonds by virtue of any such conflict. A tender agent may be appointed to assist with the Repurchase Upon Change of Control when it happens. The Fiscal Agent may act as the tender agent.

In this Condition 6(c):

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with, such Person.

“Change of Control” means:

(i)

Any “person” or “group” of related persons (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), other than one or more Permitted Holders, becomes the beneficial owner (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that such person or group shall be deemed to have “beneficial ownership” of all shares that any such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Issuer or any of its direct or indirect parent entities (or their successors by merger, consolidation or purchase of all or substantially all of their assets);

(ii)	The merger or consolidation of the Issuer with or into another Person or the merger of another Person with or into the Issuer, unless the holders of a majority of the aggregate voting power of the Voting Stock of the Issuer, immediately prior to such transaction, hold securities of the surviving or transferee Person that represent, immediately after such transaction, at least a majority of the aggregate voting power of the Voting Stock of the surviving or transferee Person;

(iii)	Individuals who on March 22, 2013 constituted the board of directors, together with any new directors whose election by the board of directors was approved by a vote of at least two-thirds of the directors then still in office who were either directors on March 22, 2013 or whose election was previously so approved, cease of any reason to constitute a majority of the board of directors then in office;

(iv)	The sale, assignment, conveyance, transfer, lease or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Issuer and its Subsidiaries (as defined in Condition 4), taken together as a whole, to any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than transactions with one or more Permitted Holders;

(v)	The adoption by the shareholders of the Issuer of a plan or proposal for the liquidation or dissolution of the Issuer; or

(vi)	Any change in or amendment to the laws, regulations and rules of the PRC or the interpretation or application thereof (“Change in Law”) that results in (i) the Group (as defined in Condition 4) (as in existence immediately subsequent to such Change in Law), as a whole, being legally prohibited from operating substantially all of the business operations conducted by the Group (as in existence immediately prior to such Change in Law) as of the last date of the period described in the consolidated financial statements of the Issuer for the most recent fiscal quarter and (ii) the Issuer being unable to continue to derive substantially all of the economic benefits from the business operations conducted by the Group (as in existence immediately prior to such Change in Law) in the same manner as reflected in the consolidated financial statements of the Issuer for the most recent fiscal quarter.

“Person” means any individual, corporation, firm, limited liability company, partnership, joint venture, undertaking, association, joint stock company, trust, unincorporated organization, trust, state, government or any agency or political subdivision thereof or any other entity (in each case whether or not being a separate legal entity).

“Permitted Holders” means

(i)	Mr. Sheng Chen and Mr. Jun Zhang, collectively;

(ii)	any Affiliate of Mr. Sheng Chen and Mr. Jun Zhang; and

(iii)	any Person the total voting rights of which (or in the case of a trust, the beneficial interests in which) are owned 80% by Persons specified in clauses (i) and (ii).

“Voting Stock” of a Person means all classes of Capital Stock (as defined in Condition 4) of such Person then outstanding and normally entitled to vote in the election of directors, managers or trustees, as applicable, of such Person.

(d)	Purchase: the Issuer and its Subsidiaries (as defined in Condition 4) may at any time purchase Bonds in the open market or otherwise at any price. The Bonds so purchased, while held by or on behalf of the Issuer or any such Subsidiary, shall not entitle the holder to vote at any meetings of the Bondholders and shall not be deemed to be outstanding for the purposes of calculating quorums at meetings of the Bondholders or for the purposes of Condition 12(a).

(e)	Cancellation: All Certificates representing Bonds purchased by or on behalf of the Issuer or its Subsidiaries shall be surrendered for cancellation to the Registrar and, upon surrender thereof, all such Bonds shall be cancelled forthwith. Any Certificates so surrendered for cancellation may not be reissued or resold and the obligations of the Issuer in respect of any such Bonds shall be discharged.

7	Payments

(a)	Method of Payment:

(i)	Payments of principal and premium shall be made (subject to surrender of the relevant Certificates at the specified office of any Transfer Agent or of the Registrar if no further payment falls to be made in respect of the Bonds represented by such Certificates) by transfer to the registered account of the Bondholder.

(ii)	Interest on each Bond shall be paid to the person shown on the Register at the close of business on the fifth Payment Business Day before the due date for payment thereof (the “Record Date”). Subject to Condition 7(g), payments of interest on each Bond shall be made in Renminbi by transfer to the registered account of the Bondholder.

(iii)	For the purposes of this Condition, a Bondholder’s “registered account” means the Renminbi account maintained by or on behalf of it with a bank in Hong Kong, details of which appear on the Register at the close of business on the fifth Payment Business Day before the due date for payment.

(iv)	If the amount of principal being paid upon surrender of the relevant Certificate is less than the outstanding principal amount of such Certificate, the Registrar will annotate the Register with the amount of principal so paid and will (if so requested by the Issuer or a Bondholder) issue a new Certificate with a principal amount equal to the remaining unpaid outstanding principal amount. If the amount of interest being paid is less than the amount then due, the Registrar will annotate the Register with the amount of interest so paid.

For so long as any of the Bonds are represented by the Global Certificate and the Global Certificate is held by or on behalf of the CMU, payments of interest or principal will be made to the persons for whose account a relevant interest in the Global Certificate is credited as being held by the Operator at the relevant time, as notified to the Fiscal Agent by the Operator in a relevant CMU instrument position report (as defined in the rules of the CMU) or in any other relevant notification by the Operator. Such payment will discharge the Issuer’s obligations in respect of that payment. Any payments by the CMU participants to indirect participants will be governed by arrangements agreed between the CMU participants and the indirect participants and will continue to depend on the inter-bank clearing system and traditional payment methods. Such payments will be the sole responsibility of such CMU participants.

(b)	Payments subject to Fiscal Laws: All payments are subject in all cases to any applicable fiscal or other laws, regulations and directives in the place of payment. No commission or expenses shall be charged to the Bondholders in respect of such payments.

(c)	Payment Initiation: Where payment is to be made by transfer to a registered account, payment instructions (for value the due date, or if that is not a Payment Business Day, for value the first following day which is a Payment Business Day) will be initiated on the due date for payment or, in the case of payments of principal where the relevant Certificate has not been surrendered at the specified office of any Transfer Agent or of the Registrar, on a Payment Business Day on which the Fiscal Agent is open for business and on which the relevant Certificate is surrendered.

(d)

Appointment of Agents: The Fiscal Agent, the Registrar, the CMU Lodging and Paying Agent and the Transfer Agents initially appointed by the Issuer and their respective specified offices are listed below. The Fiscal Agent, the Registrar, the CMU Lodging and Paying Agent and the Transfer Agents act

solely as agents of the Issuer and do not assume any obligation or relationship of agency or trust for or with any Bondholder. The Issuer reserves the right at any time to vary or terminate the appointment of the Fiscal Agent, the Registrar, the CMU Lodging and Paying Agent or any Transfer Agent and to appoint additional or other Transfer Agents, provided that the Issuer shall at all times maintain (i) a Fiscal Agent, (ii) a Registrar with a specified office outside the United Kingdom, (iii) a Transfer Agent, and (iv) such other agents as may be required by any other stock exchange on which the Bonds may be listed.

Notice of any such change or any change of any specified office shall promptly be given to the Bondholders.

(e)	Delay in Payment: Bondholders will not be entitled to any interest or other payment for any delay after the due date in receiving the amount due on a Bond if the due date is not a Payment Business Day, or if the Bondholder is late in surrendering or cannot surrender its Certificate (if required to do so).

(f)	Payment Business Days: In this Condition 7, “Payment Business Day” means a day (other than a Saturday or Sunday) on which banks and foreign exchange markets are open for business and settlement of Renminbi payments in Hong Kong and (if surrender of the relevant Certificate is required) the relevant place of presentation.

(g)	Payment of US Dollar Equivalent: Notwithstanding all other provisions in these Conditions, if by reason of Inconvertibility, Non-transferability or Illiquidity, the Issuer is not able to satisfy payments of principal or interest in respect of Bonds when due in Renminbi in Hong Kong, the Issuer may, on giving not less than five nor more than 30 days’ irrevocable notice to the Bondholders prior to the due date for payment, settle any such payment in US dollars on the due date at the US Dollar Equivalent of any such Renminbi denominated amount. The due date for payment shall be the originally scheduled due date or such postponed due date as shall be specified in the notice referred to above, which postponed due date may not fall more than 20 days after the originally scheduled due date. Interest on the Bonds will continue to accrue up to but excluding any such date for payment of principal.

In such event, payments of the US Dollar Equivalent of the relevant principal or interest in respect of the Bonds shall be made by a US dollar denominated cheque drawn on a bank in New York City and mailed to the holder (or to the first named of joint holders) of the Bonds at its address appearing in the Register, or, upon application by the holder to the specified office of the Registrar or any Transfer Agent before the Record Date, by transfer to a US dollar denominated account with a bank in New York City.

In the event of a payment pursuant to this Condition 7(g), the following modification shall be made in respect of the Conditions:

The definition of “Payment Business Day” in Condition 7(g) shall mean a day (other than a Saturday, Sunday or public holiday) on which commercial banks and foreign exchange markets are open for business in the place in which the specified office of the Registrar is located and on which foreign exchange transactions may be carried out in US dollars in New York City.

For the purposes of these Conditions, “US Dollar Equivalent” means the Renminbi amount converted into US dollars using the Spot Rate for the relevant Determination Date.

In this Condition:

“Determination Business Day” means a day (other than a Saturday or Sunday) on which commercial banks are open for general business (including dealings in foreign exchange) in Hong Kong and in New York City.

“Determination Date” means the day which is two Determination Business Days before the due date of the relevant amount under these Conditions.

“Governmental Authority” means any de facto or de jure government (or any agency or instrumentality thereof), court, tribunal, administrative or other governmental authority or any other entity (private or public) charged with the regulation of the financial markets (including the central bank) of Hong Kong.

“Illiquidity” means the general Renminbi exchange market in Hong Kong becomes illiquid as a result of which the Issuer cannot obtain sufficient Renminbi in order to satisfy its obligation to pay interest or principal in respect of the Bonds as determined by the Issuer in good faith and in a commercially reasonable manner following consultation with two Renminbi Dealers.

“Inconvertibility” means the occurrence of any event that makes it impossible (where it had previously been possible) for the Issuer to convert any amount due in respect of the Bonds in the general Renminbi exchange market in Hong Kong, other than where such impossibility is due solely to the failure of the Issuer to comply with any law, rule or regulation enacted by any Governmental Authority (unless such law, rule or regulation is enacted after March 15, 2013 and it is impossible for the Issuer, due to an event beyond its control, to comply with such law, rule or regulation).

“Non-transferability” means the occurrence of any event that makes it impossible for the Issuer to transfer Renminbi between accounts inside Hong Kong or from an account inside Hong Kong to an account outside Hong Kong, other than where such impossibility is due solely to the failure of the Issuer to comply with any law, rule or regulation enacted by any Governmental Authority (unless such law, rule or regulation is enacted after March 15, 2013 and it is impossible for the Issuer, due to an event beyond its control, to comply with such law, rule or regulation).

“Renminbi Dealer” means an independent foreign exchange dealer of international reports active in the Renminbi exchange market in Hong Kong.

“Spot Rate” means the RMB/U.S. Dollar official fixing rate, expressed as the amount of RMB per one U.S. Dollar, for settlement in two Determination Business Days reported by the Treasury Markets Association which appears on Reuters Screen page <TRADCNY3> at approximately 11:00 a.m. (Hong Kong time) or if no such rate is available, on a non-deliverable basis by reference to Reuters Screen page <TRADNDF>.

If neither rate is available, the Fiscal Agent will determine the Spot Rate at or around 11.00 a.m. (Hong Kong time) on the Determination Date as the most recently available RMB/U.S. dollar official fixing rate for settlement in two Determination Business Days reported by The State Administration of Foreign Exchange of the PRC, which is reported on the Reuters Screen Page CNY=SAEC. Reference to a page on the Reuters Screen means the display page so designated on the Reuter Monitor Money Rates Service (or any successor service) or such other screen page as may replace that page for the purpose of displaying a comparable currency exchange rate.

All notifications, opinions, determinations, certificates, calculations, quotations and decisions given, expressed, made or obtained for the purposes of the provisions of this Condition 7(g) by the Fiscal Agent, will (in the absence of wilful default, bad faith or manifest error) be binding on the Issuer, the Agents and all Bondholders.

8	Taxation

All payments of principal, premium and interest by or on behalf of the Issuer in respect of the Bonds shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the United States of America, the Cayman Islands or the PRC or any authority therein or thereof having power to tax (each a “Relevant Jurisdiction”), unless such withholding or deduction is required by law.

If the Issuer is required to make a deduction or withholding in respect of tax of a Relevant Jurisdiction, the Issuer shall pay such additional amounts (“Additional Tax Amounts”) as will result in receipt by the Bondholders of such amounts as would have been received by them had no such withholding or deduction been required, except that no Additional Tax Amounts shall be payable in respect of any Bond:

(a)	for or on account of:

(1)	any taxes that would not have been imposed but for:

a)	the existence of any present or former connection between the holder or beneficial owner of such Bond, as the case may be, and the Relevant Jurisdiction, including without limitation, such holder or beneficial owner being or having been a citizen or resident of the Relevant Jurisdiction, being or having been treated as a resident of the Relevant Jurisdiction, being or having been present or engaged in a trade or business in the Relevant Jurisdiction or having or having had a permanent establishment in the Relevant Jurisdiction, other than merely holding such Bond or the receipt of payments thereunder;

b)	the failure of the holder or beneficial owner of such Bond to comply with a timely request of the Issuer addressed to such holder or beneficial owner to provide information concerning such holder’s or beneficial owner’s nationality, residence, identity or connection with the Relevant Jurisdiction;

c)	the presentation of such Bond (where presentation is required) more than 30 days after the later of the date on which the payment of the principal of, or interest on, such Bond, as applicable, became due and payable pursuant to the terms thereof or was made or duly provided for, except to the extent that the holder thereof would have been entitled to such Additional Tax Amounts if it had presented such Bond for payment on any date within such 30-day period; or

d)	the presentation of such Bond (where presentation is required) for payment in the Relevant Jurisdiction, unless such Bond could not have been presented for payment elsewhere;

(2)	any estate, inheritance, gift, sale, transfer, excise, personal property, net income or similar tax;

(3)	any withholding or deduction where such withholding or deduction is imposed or levied on a payment to an individual and is required to be made pursuant to European Council Directive 2003/48/EC (or any amendment thereof) or any other Directive (or any amendment thereof) implementing the conclusions of the ECOFIN Council meeting of 26-November 27, 2000 on the taxation of savings income or any law implementing or complying with, or introduced in order to conform to, such Directives or amendments;

(4)	any taxes that are payable other than by withholding or deduction from payments of principal of, or interest on, the Bonds; or

(5)	any combination of taxes referred to in the preceding clauses (1), (2), (3) and (4); or

(b)	with respect to any payment of the principal of, or interest on, such Bond to or for the account of a fiduciary, partnership or other fiscally transparent entity or any other person (other than the sole beneficial owner of such payment) to the extent that a beneficiary or settlor with respect to that fiduciary, or a partner or member of that partnership or fiscally transparent entity or a beneficial owner with respect to such other person, as the case may be, would not have been entitled to such additional amounts had such beneficiary, settlor, partner, member or beneficial owner held directly the Bond with respect to which such payment was made.

Any reference in these Conditions to principal or interest shall be deemed to include any additional amounts in respect of principal or interest (as the case may be) which may be payable under this Condition 8 or any undertaking given in addition to or in substitution of this Condition 8.

9	Events of Default

Each of the following is an event of default (“Event of Default”):

(a)	Default in any payment of interest or additional amounts, if any, on any of the Bonds when due and payable and the default continues for a period of 30 days;

(b)	Default in the payment of principal of any of the Bonds when due and payable at its stated maturity, upon any required repurchase, upon declaration of acceleration or otherwise;

(c)	The failure to give a change of control notice as described under Condition 6(c) when due, and such failure continues for a period of 5 business days;

(d)	The failure to comply with the Issuer’s obligations under Condition 4, which default is incapable of remedy or is not remedied within 30 days after notice of such default shall have been given to the Issuer by any Bondholder;

(e)	Default by the Issuer or any of its “significant subsidiaries” as defined in Article 1, Rule 1-02 of Regulation S-X, with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of US$15 million (or the foreign currency equivalent thereof) in the aggregate of the Issuer and/or any such significant subsidiary, whether such indebtedness now exists or shall hereafter be created (i) resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity (including, without limitation, a default in the payment of any interest on such indebtedness resulting in such indebtedness becoming or being declared due and payable prior to its stated maturity), or (ii) constituting a failure to pay the principal of any such debt when due and payable (after any applicable grace period) at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise;

(f)	An involuntary case or other proceeding is commenced against the Issuer or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, with respect to it or its debts under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, or all or substantially all of the property and assets of the Issuer or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, and such involuntary case or other proceeding remains undismissed and unstayed for a period of 60 consecutive days; or an order for relief is entered against the Issuer or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, under any applicable bankruptcy, insolvency or other similar law as now or hereafter in effect;

(g)	the Issuer or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, (i) commences a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consents to the entry of an order for relief in an involuntary case under any such law, (ii) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of the Issuer or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, or for all or substantially all of the property and assets of the Issuer or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X or (iii) effects any general assignment for the benefit of creditors; or

(h)	a final judgment for the payment of US$15 million (or the foreign currency equivalent thereof) or more (excluding any amounts covered by insurance) rendered against the Issuer or any of its significant subsidiaries, as defined in Article 1, Rule 1-02 of Regulation S-X, which judgment is not paid, bonded, stayed or otherwise discharged or stayed within 60 days after (i) the date on which the right to appeal thereof has expired if no such appeal has commenced, or (ii) the date on which all rights to appeal have been extinguished.

If an Event of Default occurs and is continuing, then any Bond may, by notice in writing given to the Fiscal Agent at its specified office by the holder, be declared immediately due and payable whereupon it shall become immediately due and payable at its principal amount together with accrued interest without further formality unless such Event of Default shall have been remedied prior to the receipt of such notice by the Fiscal Agent.

For the avoidance of doubt, each of our consolidated affiliated entities will be deemed to be a “subsidiary” for purposes of the definition of “significant subsidiary” in Article 1, Rule 1-02 of Regulation S-X.

10	Prescription

Claims against the Issuer for payment in respect of the Bonds shall be prescribed and become void unless made within 10 years (in the case of principal) or five years (in the case of interest) from the date on which the payment in question first becomes due.

11	Replacement of Certificates

If any Certificate is lost, stolen, mutilated, defaced or destroyed, it may be replaced, subject to applicable laws, regulations or other relevant regulatory authority regulations, at the specified office of the Registrar or such other Transfer Agent as may from time to time be designated by the Issuer for that purpose and notice of whose designation is given to Bondholders, in each case on payment by the claimant of the fees and costs incurred in connection therewith and on such terms as to evidence, security, indemnity and otherwise as the Issuer may require (provided that the requirement is reasonable in light of prevailing market practice). Mutilated or defaced Certificates must be surrendered before replacements will be issued.

12	Meetings of Bondholders, and Modification

(a)	Meetings of Bondholders: The Fiscal Agency Agreement contains provisions for convening meetings of Bondholders to consider matters affecting their interests, including the sanctioning by Extraordinary Resolution of a modification of any of these Conditions. Such a meeting may be convened by Bondholders holding not less than 10 per cent in principal amount of the Bonds for the time being outstanding. The quorum for any meeting convened to consider an Extraordinary Resolution will be two or more persons holding or representing a clear majority in principal amount of the Bonds for the time being outstanding, or at any adjourned meeting two or more persons being or representing Bondholders whatever the principal amount of the Bonds held or represented, unless the business of such meeting includes consideration of proposals, inter alia, (i) to modify the maturity of the Bonds or the dates on which interest is payable in respect of the Bonds, (ii) to reduce or cancel the principal amount of, any premium payable on redemption of, or interest on, the Bonds, (iii) to change the currency of payment of the Bonds, or (iv) to modify the provisions concerning the quorum required at any meeting of Bondholders or the majority required to pass an Extraordinary Resolution, in which case the necessary quorum will be two or more persons holding or representing not less than 66 per cent, or at any adjourned meeting not less than 25 per cent, in principal amount of the Bonds for the time being outstanding. Any Extraordinary Resolution duly passed shall be binding on Bondholders (whether or not they were present at the meeting at which such resolution was passed).

The Fiscal Agency Agreement provides that a resolution in writing signed by or on behalf of the holders of not less than 75% in principal amount of the Bonds outstanding shall for all purposes be as valid and effective as an Extraordinary Resolution passed at a meeting of Bondholders duly convened and held. Such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more Bondholders.

(b)	Modification of the Fiscal Agency Agreement: The Issuer shall only permit any modification of, or any waiver or authorization of any breach or proposed breach of or any failure to comply with, the Fiscal Agency Agreement, if to do so could not reasonably be expected to be materially prejudicial to the interests of the Bondholders.

13	Further Issues

The Issuer may from time to time without the consent of the Bondholders create and issue further securities either having the same terms and conditions as the Bonds in all respects (or in all respects except for the first payment of interest on them) and so that such further issue shall be consolidated and form a single series with the outstanding securities of any series (including the Bonds) or upon such terms as the Issuer may determine at the time of their issue. References in these Conditions to the Bonds include (unless the context requires otherwise) any other securities issued pursuant to this Condition and forming a single series with the Bonds.

14	Notices

Notices to the holders of Bonds shall be mailed to them at their respective addresses in the Register and deemed to have been given on the fourth weekday (being a day other than a Saturday or a Sunday) after the date of mailing. The Issuer shall also ensure that notices are duly published in a manner that complies with the rules and regulations of any stock exchange or other relevant authority on which the Bonds are for the time being listed. Any such notice shall be deemed to have been given on the date of such publication or, if published more than once, on the first date on which publication is made.

15	Currency Indemnity

Subject to Condition 7(g), the Renminbi is the sole currency of account and payment for all sums payable by the Issuer under or in connection with the Bonds, including damages. Any amount received or recovered in a currency other than Renminbi (whether as a result of, or of the enforcement of, a judgment or order of a court of any jurisdiction, in the insolvency, winding-up or dissolution of the Issuer or otherwise) by any Bondholder in respect of any sum expressed to be due to it from the Issuer shall only constitute a discharge to the Issuer to the extent of the Renminbi amount which the recipient is able to purchase with the amount so received or recovered in that other currency on the date of that receipt or recovery (or, if it is not practicable to make that purchase on that date, on the first date on which it is practicable to do so). If that Renminbi amount is less than the Renminbi amount expressed to be due to the recipient under any Bond, the Issuer shall indemnify it against any loss sustained by it as a result. In any event, the Issuer shall indemnify the recipient against the cost of making any such purchase. For the purposes of this Condition, it will be sufficient for the Bondholder to demonstrate that it would have suffered a loss had an actual purchase been made. These indemnities constitute a separate and independent obligation from the Issuer’s other obligations, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by any Bondholder and shall continue in full force and effect despite any other judgment, order, claim or proof for a liquidated amount in respect of any sum due under any Bond or any other judgment or order.

16	Governing Law and Jurisdiction

(a)	Governing Law: The Fiscal Agency Agreement and the Bonds are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America, without giving effect to the conflict of laws principles thereof.

(b)	Jurisdiction: The courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City are to have jurisdiction to settle any legal action or proceedings arising out of or in connection with any Bonds (“Proceedings”) and accordingly any Proceedings may be brought in such courts. The Issuer irrevocably submits to the jurisdiction of the courts of the State of New York and the United States District Court located in the Borough of Manhattan in New York City and waives any objection to Proceedings in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is made for the benefit of the holders of the Bonds and shall not affect the right of any of them to take Proceedings against the Issuer in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude any of them from taking Proceedings in any other jurisdiction (whether concurrently or not).

(c)	Agent for Service of Process: The Issuer irrevocably appoints Law Debenture Corporate Services Inc., with offices at 400 Madison Avenue, 4th Floor, New York, New York 10017 as its agent to receive service of process in any Proceedings in the State of New York based on any of the Bonds. If for any reason the Issuer does not have such an agent in the State of New York, it will promptly appoint a substitute process agent and notify the Bondholders of such appointment. Nothing herein shall affect the right to serve process in any other manner permitted by law.

Schedule 3

Provisions for Meetings of Bondholders

Interpretation

1	In this Schedule:

1.1	references to a meeting are to a meeting of all Bondholders of Bonds and include, unless the context otherwise requires, any adjournment;

1.2	“agent” means a proxy for, or representative of, a Bondholder;

1.3	“Extraordinary Resolution” means a resolution passed at a meeting duly convened and held in accordance with this Agreement by a majority of at least 75 per cent of the votes cast; and

1.4	references to persons representing a proportion of the Bonds are to Bondholders or agents holding or representing in the aggregate at least that proportion in principal amount of the Bonds for the time being outstanding.

Appointment of Proxy or Representative

2	A proxy or representative may be appointed in the following circumstances:

2.1	A holder of Bonds may, by an instrument in writing in the English language (a “form of proxy”) signed by the holder or, in the case of a corporation, executed under its common seal or signed on its behalf by an attorney or a duly authorized officer of the corporation and delivered to the specified office of the Registrar or the Transfer Agent not less than 48 hours before the time fixed for the relevant meeting, appoint the person (a “proxy”) to act on his or its behalf in connection with any meeting of the Bondholders and any adjourned such meeting.

2.2	Any holder of Bonds which is a corporation may, by delivering to any Agent not later than 48 hours before the time fixed for any meeting a resolution of its directors or other governing body, authorize any person to act as its representative (a “representative”) in connection with any meeting of the Bondholders and any adjourned such meeting.

2.3	Any proxy appointed pursuant to sub-paragraph 2.1 above or representative appointed pursuant to sub-paragraph 2.2 above shall so long as such appointment remains in full force be deemed, for all purposes in connection with the relevant meeting or adjourned meeting of the Bondholders, to be the holder of the Bonds to which such appointment relates and the holder of the Bonds shall be deemed for such purposes not to be the holder or owner, respectively.

Powers of meetings

3	A meeting shall, subject to the Conditions and without prejudice to any powers conferred on other persons by this Agreement, have power by Extraordinary Resolution:

3.1	to sanction any proposal by the Issuer or any modification, abrogation, variation or compromise of, or arrangement in respect of, the rights of the Bondholders against the Issuer, whether or not those rights arise under the Bonds;

3.2	to sanction the exchange or substitution for the Bonds of, or the conversion of the Bonds into, shares, bonds or other obligations or securities of the Issuer or any other entity;

3.3	to assent to any modification of this Agreement or the Bonds proposed by the Issuer or the Fiscal Agent;

3.4	to authorize anyone to concur in and do anything necessary to carry out and give effect to an Extraordinary Resolution;

3.5	to give any authority, direction or sanction required to be given by Extraordinary Resolution;

3.6	to appoint any persons (whether Bondholders or not) as a committee or committees to represent the Bondholders’ interests and to confer on them any powers or discretions which the Bondholders could themselves exercise by Extraordinary Resolution;

3.7	to approve the substitution of any entity for the Issuer (or any previous substitute) as principal debtor under this Agreement, other than pursuant to a conveyance or merger, or sale, conveyance, transfer or lease of properties and assets in accordance with Condition 4(b), provided that the special quorum provisions in paragraph 10 shall apply to any Extraordinary Resolution (a “special quorum resolution”) for the purpose of sub-paragraph 3.2 or 3.7, any of the proposals listed in Condition 12 (a)(i) through (iv) or any amendment to this proviso.

Convening a meeting

4	The Issuer may at any time convene a meeting. If it receives a written request by Bondholders holding at least 10 per cent in principal amount of the Bonds for the time being outstanding and is indemnified to its satisfaction against all costs and expenses, the Issuer shall convene a meeting of the Bondholders. Every meeting shall be held at a time and place approved by the Fiscal Agent.

5	At least 21 days’ notice (exclusive of the day on which the notice is given and of the day of the meeting) shall be given to the Bondholders. A copy of the notice shall be given by the party convening the meeting to the other parties. The notice shall specify the day, time and place of meeting and the nature of the resolutions to be proposed and shall explain how Bondholders may appoint proxies or representatives.

Chairman

6	The chairman of a meeting shall be such person as the Issuer may nominate in writing, but if no such nomination is made or if the person nominated is not present within 15 minutes after the time fixed for the meeting the Bondholders or agents present shall choose one of their number to be chairman, failing which the Issuer may appoint a chairman.

7	The chairman may but need not be a Bondholder or agent. The chairman of an adjourned meeting need not be the same person as the chairman of the original meeting.

Attendance

8	The following may attend and speak at a meeting:

8.1	Bondholders and agents;

8.2	the chairman;

8.3	the Issuer and the Fiscal Agent (through their respective representatives) and their respective financial and legal advisers; and

No-one else may attend or speak.

Quorum and Adjournment

9	No business (except choosing a chairman) shall be transacted at a meeting unless a quorum is present at the commencement of business. If a quorum is not present within 15 minutes from the time initially fixed for the meeting, it shall, if convened on the requisition of Bondholders, be dissolved. In any other case it shall be adjourned until such date, not less than 14 nor more than 42 days later, and time and place as the chairman may decide. If a quorum is not present within 15 minutes from the time fixed for a meeting so adjourned, the meeting shall be dissolved.

10	Two or more Bondholders or agents present in person holding or representing a clear majority in principal amount of the Bonds for the time being outstanding shall be a quorum:

10.1	in the cases marked “No minimum proportion” in the table below, whatever the proportion of the Bonds which they represent; and

10.2	in any other case, only if they represent the proportion of the Bonds shown by the table below.

COLUMN 1	COLUMN 2	COLUMN 3
Purpose of meeting	Any meeting except one referred to in column 3	Meeting previously adjourned through want of a quorum

	Required proportion	Required proportion

To pass a special quorum resolution	66 per cent	25 per cent

To pass any other Extraordinary Resolution	A clear majority	No minimum proportion

Any other purpose	10%	No minimum proportion

11	The chairman may with the consent of (and shall if directed by) a meeting adjourn the meeting from time to time and from place to place. Only business which could have been transacted at the original meeting may be transacted at a meeting adjourned in accordance with this paragraph or paragraph 9.

12	At least 10 days’ notice of a meeting adjourned through want of a quorum shall be given in the same manner as for an original meeting and that notice shall state the quorum required at the adjourned meeting. No notice need, however, otherwise be given of an adjourned meeting.

Voting

13	Each question submitted to a meeting shall be decided by a show of hands unless a poll is (before, or on the declaration of the result of, the show of hands) demanded by the chairman, the Issuer or one or more persons representing two per cent. of the Bonds.

14	Unless a poll is demanded, a declaration by the chairman that a resolution has or has not been passed shall be conclusive evidence of the fact without proof of the number or proportion of the votes cast in favor of or against it.

15	If a poll is demanded, it shall be taken in such manner and (subject as provided below) either at once or after such adjournment as the chairman directs. The result of the poll shall be deemed to be the resolution of the meeting at which it was demanded as at the date it was taken. A demand for a poll shall not prevent the meeting continuing for the transaction of business other than the question on which it has been demanded.

16	A poll demanded on the election of a chairman or on a question of adjournment shall be taken at once.

17	On a show of hands every person who is present in person and who produces a Bond or is a proxy has one vote. On a poll every such person has one vote for CNY100,000 in principal amount of Bonds so produced or for which he is a proxy or representative. Without prejudice to the obligations of proxies, a person entitled to more than one vote need not use them all or cast them all in the same way.

18	In case of equality of votes the chairman shall both on a show of hands and on a poll have a casting vote in addition to any other votes which he may have.

Effect and Publication of an Extraordinary Resolution

19	An Extraordinary Resolution shall be binding on all the Bondholders, whether or not present at the meeting, and each of them shall be bound to give effect to it accordingly. The passing of such a resolution shall be conclusive evidence that the circumstances justify its being passed. The Issuer shall give notice of the passing of an Extraordinary Resolution to Bondholders within 14 days but failure to do so shall not invalidate the resolution.

Minutes

20	Minutes shall be made of all resolutions and proceedings at every meeting and, if purporting to be signed by the chairman of that meeting or of the next succeeding meeting, shall be conclusive evidence of the matters in them. Until the contrary is proved every meeting for which minutes have been so made and signed shall be deemed to have been duly convened and held and all resolutions passed or proceedings transacted at it to have been duly passed and transacted.

Written Resolutions

21	A written resolution signed by the holders of 75% in principal amount of the Bonds outstanding shall take effect as if it were an Extraordinary Resolution. Such a resolution in writing may be contained in one document or several documents in the same form, each signed by or on behalf of one or more Bondholders.

Schedule 4

Form of Purchase Notice

21VIANET GROUP, INC.

CNY1,000,000,000 7.875% Bonds due 2016 (the “Bonds”)

By depositing this duly completed Purchase Notice with an Agent for the Bonds, the undersigned holder of such of the Bonds (as are represented by the Certificate surrendered with this Notice and referred to below) irrevocably exercises its option to elect/option to have such Bonds repurchased on [—] under Condition 6(c) of the Bonds.

This Purchase Notice relates to Certificates representing Bonds in the aggregate principal amount of CNY                    . The identifying numbers of such Certificate is as follows:

If any Certificate issued in respect of the Bonds referred to above is to be returned to the undersigned under Clause 6.3 of the Agency Agreement, it will be returned or issued by post to the address of the Bondholder appearing on the register of Bondholders.

Payment in respect of the above-mentioned Bonds will be made in accordance with the Conditions of the Bonds.

Dated:	Signature:

Name:

To be completed by recipient Agent

Received by:

Signature and stamp of Agent

At its office at:

On:

Notes

1.	Certificates so returned or issued will be sent by post, uninsured and at the risk of the holder of Bonds.

2.	This Purchase Notice is not valid unless all of the paragraphs requiring completion are duly completed and it is duly executed by or on behalf of the Bondholder.

3.	The Agent with whom Certificates are deposited will not in any circumstances be liable to the depositing Bondholder or any other person for any loss or damage arising from any act, default or omission of such Agent in relation to such Certificates or any of them unless the loss or damage was caused by the gross negligence or wilful default of such Agent.

Schedule 5

Regulations Concerning the Transfer and Registration of Bonds

1	Each Certificate shall represent an integral number of Bonds.

2	Unless otherwise requested by him and agreed by the Issuer and save as provided in the Conditions, each holder of more than one Bond shall be entitled to receive only one Certificate in respect of his holding.

3	Unless otherwise requested by them and agreed by the Issuer and save as provided in the Conditions, the joint holders of one or more Bonds shall be entitled to receive only one Certificate in respect of their joint holding which shall, except where they otherwise direct, be delivered to the joint holder whose name appears first in the register of the holders of Bonds in respect of the joint holding. All references to “holder”, “transferor” and “transferee” shall include joint holders, transferors and transferees.

4	The executors or administrators of a deceased holder of Bonds (not being one of several joint holders) and, in the case of the death of one or more of joint holders, the survivor or survivors of such joint holders shall be the only persons recognized by the Issuer as having any title to such Bonds.

5	Any person becoming entitled to Bonds in consequence of the death or bankruptcy of the holder of such Bonds may, upon producing such evidence that he holds the position in respect of which he proposes to act under this paragraph or of his title as the Transfer Agent or the Registrar shall require (including legal opinions), be registered himself as the holder of such Bonds or, subject to the preceding paragraphs as to transfer, may transfer such Bonds. The Issuer, the Transfer Agents and the Registrar may retain any amount payable upon the Bonds to which any person is so entitled until such person shall be so registered or shall duly transfer the Bonds.

6	Upon the surrender of a Certificate representing any Bonds to be transferred or in respect of which an option is to be exercised or any other Bondholders’ right to be demanded or exercised, the Transfer Agent or the Registrar to whom such Bond is surrendered shall request reasonable evidence as to the identity of the person (the “Surrendering Party”) who has executed the form of transfer on the Certificate or other accompanying notice or documentation, as the case may be, if such signature does not conform to any list of duly authorized specimen signatures supplied by the registered holder. If the signature corresponds with the name of the registered holder, such evidence may take the form of a certifying signature by a notary public or a recognized bank. If the Surrendering Party is not the registered holder or is not one of the persons included on any list of duly authorized persons supplied by the registered holder, the Transfer Agent or Registrar shall require reasonable evidence (which may include legal opinions) of the authority of the Surrendering Party to act on behalf of, or in substitution for, the registered holder in relation to such Bonds.

Schedule 6

Form of CMU Lodging Authority from the Issuer

To:	Citicorp International Limited

as CMU Lodging and Paying Agent

cc:	Hong Kong Monetary Authority as operator of The Central Moneymarkets Unit Service (the “CMU”)

[DATE]

Dear Sirs,

21VIANET GROUP, INC.

CNY1,000,000,000 7.875% Bonds due 2016 (the “Bonds”

Lodgement of CMU Instrument No. CILHFB1300 (the “CMU Instrument”)

We refer to the Bonds with lodging date [ISSUE DATE] represented initially by a global certificate with provisions to exchange for definitive certificates in denomination of CNY1,000,000 each and in integral multiples of CNY100,000 in excess thereof.

We acknowledge that, in favor of the Hong Kong Monetary Authority (the “HKMA”) and its servants and agents, the terms of the CMU Membership Agreement dated [—] between you and the HKMA (the “CMU Membership Agreement”) and the CMU Rules (as defined in the CMU Membership Agreement) will apply to the CMU Instrument lodged with the CMU by you and to all transactions and operations effected through the CMU in relation to the CMU Instrument, including transactions and operations relating to the lodgement, withdrawal or redemption of the CMU Instrument and in particular (but without limiting the generality of the foregoing):

(i)	that the HKMA and its servants and agents are, with the limited exceptions expressly provided in the CMU Membership Agreement, exempt from liability caused directly or indirectly by the operation of the CMU and the HKMA is entitled without liability to act without further enquiry on instructions or information or purported instructions or information received through the CMU or otherwise in accordance with the CMU Manual (as defined in the CMU Membership Agreement);

(ii)	that notwithstanding any checks or other investigations carried out by the HKMA, the HKMA is under no liability to any person (whether or not a member of the CMU) as a result of any actual or alleged defect or irregularity with respect to the CMU Instrument lodged with or held in the CMU, any signature or purported signature appearing on such CMU Instrument, any disposition or purported disposition of such CMU Instrument or any inconsistency of such CMU Instrument with the details specified in respect of such CMU Instrument in the CMU.

We hereby authorize you (the “CMU Member”) on our behalf to do all such acts and things and execute all such documents as may be required to enable the CMU Member fully to observe and perform its obligations under the CMU Membership Agreement and the CMU Rules and to enter into any arrangement which the CMU Member considers proper in connection with the lodgement with the CMU of the CMU Instrument, the holding of the CMU Instrument in the CMU and (unless another CMU member is for the time being appointed to act as the CMU lodging agent of the CMU Instrument on our behalf), the redemption of the CMU Instrument, including (but without limiting the generality of the foregoing) authorities for the CMU member on our behalf:

(i)	to issue and authenticate the CMU Instrument (including issue and authentication on splitting and, where necessary, on withdrawal from the CMU); and

(ii)	to make payments in respect of the CMU Instrument in the manner prescribed by the CMU Rules.

We further acknowledge that no further or other demand or presentation for payment of the CMU Instrument shall be required than the credit of such CMU Instrument to a CMU Account of a CMU Member (whether acting on its own behalf or as the CMU lodging agent) in accordance with the CMU Rules and we hereby waive any further or other demand or presentment for payment.

We warrant that the CMU Instrument has been issued in accordance with (and lodging of the CMU Instrument with the CMU will not be contrary to) all applicable laws, regulations, orders, directives, requests or requirements (including regulations, orders, directives, requests or requirements which do not have the force of law but which are generally complied with by the persons to whom they are addressed).

These confirmations, warranties and acknowledgements are given for your benefit and for the benefit of the CMU and its servants and agents.

Yours faithfully

For and on behalf of

21VIANET GROUP, INC. as Issuer

By:
Name:
Title:

Schedule 7

Form of Notice for Currency Fallback Option

[ON THE LETTERHEAD OF THE ISSUER]

Citicorp International Limited

(as Fiscal Agent)

[DATE]

Dear Sirs

21VIANET GROUP, INC.

CNY1,000,000,000 7.875% Bonds due 2016

By delivering this duly completed Exercise Notice for the Currency Fallback Option (“Exercise Notice”) with the Fiscal Agent for the above bonds (the “Bonds”) the Issuer hereby confirms that it has elected to make such payment in US dollars as permitted under Condition 7(g) of the Bonds.

The Issuer hereby requests that the Fiscal Agent calculate the Spot Rate at the time and in the manner specified in Condition 7(g) calculate the amount payable in US dollars so the Issuer may settle such payment on the due date in US dollars.

The the Fiscal Agent and each other Agent shall be entitled to rely without further enquiry on this Notice and shall not be responsible to the Issuer or any holder of the Bonds for the determination of the Spot Rate in the absence of their own gross negligence or wilful default.

Unless otherwise defined, terms used in this Notice have the meanings specified in the Terms and Conditions of the Bonds.

Yours faithfully

21VIANET GROUP, INC. as Issuer

By:
Name:
Title:

[Signature page for Notice for Currency Fallback Option]